UNITED STATES
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Entergy Corporation

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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
New Orleans, Louisiana
March 24, 2011

To the Shareholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 6, 2011
Time:	10:00 am
Place:	The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive, The Woodlands, Texas 77380

MATTERS TO BE VOTED ON:

1. Election of the director nominees identified in the Proxy Statement that accompanies this notice.

2. Ratification of selection of Deloitte & Touche LLP as independent registered public accountants for 2011.

3. An advisory vote on executive compensation.

4. An advisory vote on the frequency of advisory votes on executive compensation.

5. Approval of the 2011 Entergy Corporation Equity Ownership and Long Term Cash Incentive Plan.

6. Such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Only shareholders of record as of the close of business on March 8, 2011 are entitled to receive notice of, to attend and to vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 6, 2011

This Proxy Statement and our 2010 Annual Report to Shareholders are available at: http://www.entergy.com/investor_relations/2010_publications.aspx.

Robert D. Sloan
Executive Vice President, General Counsel & Secretary

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2011 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting (“Annual Meeting”). In this Proxy Statement, we refer to Entergy Corporation as “Entergy,” “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas. We intend to mail this Proxy Statement and a proxy card to shareholders starting on or about March 24, 2011.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 8, 2011, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 178,777,374 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an employee savings plan, you must present your employee identification badge.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one of the following ways:

•	directly in your name as the shareholder of record;

•	directly in your name as a holder of the Company’s restricted stock;

•	indirectly through a broker, bank or other holder of record in “street name;” or

•	indirectly in one of the Company’s qualified employee savings plans (“Savings Plans”).

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under the Savings Plans?” below.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, May 3, 2011 for shares held in the Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 5, 2011 for all other shares. You may vote in one of the following ways:

By Telephone.  If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day.

You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Internet.  You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail.  If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting.  If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under the Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on May 3, 2011. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

What are the voting requirements to elect directors and approve each of the proposals discussed in this Proxy Statement?

Quorum.  We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” (see below) are counted as present for purposes of determining a quorum.

Votes Required for Proposals.  To elect directors and adopt the other proposals, the following proportion of votes is required:

•	Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance — Corporate Governance Principles and Practices — Majority Voting in Director Elections.”

•	Independent Registered Public Accountants. To ratify the selection of our independent registered public accountants, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•	Advisory Vote on Executive Compensation. The approval of the non-binding vote on executive compensation requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•	Advisory Vote on the Frequency of Advisory Votes on Executive Compensation. The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.

•	Approval of 2011 Equity Ownership and Long Term Cash Incentive Plan. The approval of the 2011 Entergy Corporation Equity Ownership and Long Term Cash Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

Although the advisory votes on executive compensation and the frequency of future advisory votes on executive compensation are non-binding, as provided by law, our Board will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate shareholders votes. Broadridge will separately tabulate “for” and “against” votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.

A vote to Abstain will, pursuant to the Company’s bylaws, not have any effect with respect to the election of directors. It will, however, have the effect of a vote Against the other proposals other than Proposal 5 (the advisory vote on the frequency with which the advisory vote on executive compensation should be held).

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

What happens if I do not submit voting instructions to my broker?

If a proposal is considered, pursuant to New York Stock Exchange (“NYSE”) rules, to be routine (see below), a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. For purposes of our Annual Meeting, we understand that the proposal relating to the ratification of the selection of our independent registered public accountants will be treated as a routine item, but all other proposals will not be deemed routine items. Broker non-votes will not have an impact on the outcome of any proposal to be voted on at the Annual Meeting.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $14,000, plus expenses, for these services.

CORPORATE GOVERNANCE

Board of Directors

As of March 24, 2011, there were 13 members of the Board of Directors:

Maureen S. Bateman	J. Wayne Leonard Chairman and Chief Executive Officer	James R. Nichols
W. Frank Blount	Stuart L. Levenick	William A. Percy, II
Gary W. Edwards Presiding Director	Blanche Lambert Lincoln	W. J. “Billy” Tauzin
Alexis M. Herman	Stewart C. Myers	Steven V. Wilkinson
Donald C. Hintz

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Personnel and Corporate Governance Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The Board met 13 times in 2010. Each incumbent member of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2010 Annual Meeting of Shareholders.

The nominees for election to the Board of Directors at the Annual Meeting include all of our current directors with the exception of Mr. Blount and Mr. Nichols, who are retiring from our Board at the Annual Meeting. For additional information concerning the background and qualifications of the director nominees, see “Matters Requiring Shareholder Action — Proposal 1 — Election of Directors.”

Director Independence

A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NYSE. A director is “independent” under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. According to the NYSE listing standards, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and personally works on the firm’s audit, assurance or tax compliance

(but not tax planning) practice, or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board of Directors has reviewed information concerning each of its non-employee members to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE. In making this determination, the Board considered Mr. Percy’s service as the non-compensated, non-executive chair of the Board of Directors of Hope Enterprise Corporation, a non-profit community development financial institution, that provides financial products and services in Arkansas, Louisiana and Mississippi. In 2010, certain of our subsidiary corporations contributed $2,500 to this entity and one of our subsidiaries renewed a $1,500,000 loan to a for-profit subsidiary of Hope Enterprise Corporation. Mr. Percy is a director of the subsidiary, but is not an officer or employee of Hope Enterprise Corporation or any of its subsidiaries. The Board also considered the fact that Mr. Tauzin recently became affiliated with the legislative practice of Alston & Bird LLP, a law firm that has previously been engaged by the Company and which may be engaged by the Company in the future. Mr. Tauzin will be Special Legislative Counsel to the firm in its legislative and public policy practice. He will not practice law and will not provide any services to the Company or any of its affiliates, nor will any compensation Mr. Tauzin receives from Alston & Bird be based in whole or in part on fees received by Alston & Bird from the Company or its affiliates. In 2010, the fees paid by the Company to Alston & Bird represented less than 0.1% of Alston & Bird’s total fee revenue.

Board Committees

Audit Committee.  The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company. For information about the Audit Committee’s policy regarding independent auditor service, see “Entergy Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” on page 60 of this Proxy Statement.

The Audit Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the Securities and Exchange Commission (“SEC”) and the NYSE. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) has received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is our affiliate or the affiliate of any of our subsidiaries.

Each member of our Audit Committee satisfies these heightened standards. No director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to effectively serve on the Audit Committee. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise.

The members of the Audit Committee are: Steven V. Wilkinson (Chair), Maureen S. Bateman, Stuart L. Levenick and James R. Nichols.

The Board has determined that Mr. Wilkinson, the Chair of the Audit Committee, is an audit committee financial expert, as such term is defined by the rules of the SEC. During 2010, the Audit Committee met 12 times.

Corporate Governance Committee.  The Board has established the Corporate Governance Committee, which is responsible for, among other things:

•	developing policies and practices relating to corporate governance and reviewing compliance with the Company’s Corporate Governance Guidelines;

•	recommending the director nominees for approval by the Board and the shareholders; and

•	establishing and implementing self-evaluation procedures for the Board and its committees.

The Board has adopted a Corporate Governance Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Corporate Governance Committee consists of three directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Corporate Governance Committee are: Alexis M. Herman (Chair), Gary W. Edwards and William A. Percy, II.

During 2010, the Corporate Governance Committee met 8 times.

Personnel Committee.  The Board has established a Personnel Committee which is responsible for, among other things:

•	developing and implementing compensation policies and programs for our executive officers, including any employment agreement with an executive officer;

•	evaluating the performance of our Chairman and Chief Executive Officer; and

•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

The Board has adopted a Personnel Committee Charter; a copy of which is available at http://www.entergy.com/investor_relations/ corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Personnel Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Personnel Committee are: Maureen S. Bateman (Chair), Gary W. Edwards, Alexis M. Herman and Stewart C. Myers.

During 2010, the Personnel Committee met 8 times. In addition, the Personnel Committee met jointly with the Finance Committee once in 2010. The role of our Chief Executive Officer in determining or recommending the amount or form of executive compensation is discussed in “Compensation Discussion and Analysis” on page 30 of this Proxy Statement.

The Personnel Committee Report is set forth on page 32 of this Proxy Statement, immediately following the “Compensation Discussion & Analysis” section.

Finance Committee.  The Board has established the Finance Committee, which is responsible for, among other things:

•	reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions;

•	reviewing our investing activities; and

•	reviewing and making recommendations to the Board with respect to significant investments.

The Finance Committee consists of six directors. The members of the Finance Committee are: W. Frank Blount (Chair), Donald C. Hintz, Stuart L. Levenick, Stewart C. Myers, James R. Nichols and W. J. “Billy” Tauzin.

During 2010, the Finance Committee met 7 times. In addition, the Finance Committee met jointly with the Personnel Committee once during 2010.

Nuclear Committee.  The Board has established the Nuclear Committee, which is responsible for, among other things:

•	providing non-management oversight and review of all the Company’s nuclear generating plants;

•	focusing on safety, operating performance, operating costs, staffing and training; and

•	consulting with management concerning internal and external nuclear-related issues.

The Nuclear Committee consists of five directors. The members of the Nuclear Committee are: Donald C. Hintz (Chair), W. Frank Blount, William A. Percy, II, W. J. “Billy” Tauzin and Steven V. Wilkinson.

During 2010, the Nuclear Committee met 7 times.

Executive Committee.  The Board has established the Executive Committee, which is authorized to act for the Board on matters other than those matters specifically reserved by Delaware law to the entire Board. The members of the Executive Committee are: J. Wayne Leonard (Chair), W. Frank Blount, Gary W. Edwards and Donald C. Hintz.

During 2010, the Executive Committee did not meet.

Corporate Governance Principles and Practices

Corporate Charters and Ethics Policies.  Our Corporate Governance Guidelines, certificate of incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives.

Our Corporate Governance Guidelines, the charters of our Audit, Personnel and Corporate Governance Committees, and our ethics guidelines, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

Board Independence.  Our Corporate Governance Guidelines state that the Board of Directors should include a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. For additional information, see “Corporate Governance — Director Independence.”

Executive Meetings of the Board of Directors.  The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if non-employee directors include directors who are not independent, the independent directors meet in executive session at least once a year. The non-employee directors met in executive session 7 times in 2010.

Board Leadership Structure and Risk Oversight.  Our Company is led by J. Wayne Leonard, who has served as Chief Executive Officer and Chairman of the Board since August 2006. Our Board is composed of Mr. Leonard and 12 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Presiding Director. The Presiding Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Presiding Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company’s Presiding Director currently is Gary W. Edwards.

Under our Corporate Governance Guidelines, the Presiding Director has the following responsibilities:

•	Presides at executive sessions of independent directors and all meetings of the Board at which the Chairman of the Board and Chief Executive Officer is not present;

•	Serves as liaison with Chairman of the Board and Chief Executive Officer when requested by the independent directors;

•	Reviews and advises on Board meeting agendas (and consults with the Chairman of the Board and Chief Executive Officer on the preparation of agendas);

•	May call meetings of the independent directors;

•	Provides feedback from the Board to the Chairman of the Board and the Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman of the Board and Chief Executive Officer with an annual performance review; and

•	Such additional responsibilities as the Board of Directors may assign, and the Presiding Director may accept.

As discussed above, the Board has six standing committees — audit, corporate governance, executive, finance, nuclear and personnel. Each of the committees, other than the Executive Committee, consists solely of independent directors with each of the six committees having a separate chair.

We believe that having a combined Chairman/Chief Executive Officer, independent chairs for each of our Board committees and an independent presiding director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies and we believe that it has been an effective structure for us because it facilitates swift and effective decision making and helps to assure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members.

We believe that the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. In accordance with NYSE requirements, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, and market and credit risk. Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Board Evaluation Process.  The Board conducts a self-evaluation process at least annually to determine whether it and its committees are functioning effectively.

Mandatory Resignation upon Change in Professional Circumstances.  Under our Corporate Governance Guidelines, non-employee directors should submit their resignations when either their employment or the major responsibilities they held when they joined the Board changes. Based on the recommendation of the Corporate Governance Committee, the Board reviews the appropriateness of the director’s nomination for re-election to the Board under these circumstances.

Mandatory Director Retirement and Term Limits.  Under our Corporate Governance Guidelines, a person may not be nominated for election or re-election to the Board if he or she has reached the age of 72 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 72 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Succession Planning for the Chief Executive Officer.  The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning is intended to include appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education.  The Corporate Governance Committee specifies the desired components of new director orientation and makes periodic recommendations concerning the continuing education of all Board members.

Director Stock Ownership Guidelines.  The Board of Directors believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. The Board of Directors therefore requires that all non-employee directors, within three years of being first elected, own shares or units of Entergy common stock having a market value of at least four times their annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2010 Corporate Governance Committee meeting. The Committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for at least three years held the requisite number of shares or units.

Executive Officer Stock Retention Policy.  The Personnel Committee has adopted stock retention guidelines applicable to the Company’s executive officers. Our guidelines require an executive officer to achieve and maintain a level of stock ownership equal to a specified multiple of his or her salary. Until an executive officer achieves the required level of stock ownership, the executive officer is required: (i) upon the exercise of any stock option granted on or after January 1, 2003, to retain at least 75 percent of the after tax net profit in Entergy common stock; and (ii) to hold 100 percent of any restricted stock grants, net of taxes.

Majority Voting in Director Elections.  Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Political Contributions.  We are committed to participating constructively in the political process, as we believe participation is essential to our Company’s long-term success. Our participation in the political process includes contributions to political organizations in a manner that is compliant with all applicable laws and reporting requirements. We have established effective governance processes including oversight by our governmental affairs department and in 2010, our Board adopted a policy governing political contributions made by our Company. We have also committed to produce an annual report regarding our political contributions to candidates for election to political office, political parties, political committees and political entities organized under Section 527 of the Internal Revenue Code (the “Code”). The annual report will disclose the dollar amounts of the portion of more than de minimis annual dues or payments made by Entergy to trade associations that are not deductible under Section 162(e)(1) of the Code. The report will also include information regarding Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”), its purposes and governance mechanisms and that information about ENPAC’s activities can be found on the Federal Elections Commission website. Please see our website at http://www.entergy.com/investor_relations/corprate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

Review of Transactions with Related Persons.  Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Party Transactions”). Under these policies and procedures, the Corporate Governance Committee, or a subcommittee of the Board of Directors consisting entirely of independent directors, reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;

•	Size of the transaction and amount of consideration;

•	Nature of the interest;

•	Whether the transaction involves a conflict of interest;

•	Whether the transaction involves services available from unaffiliated third parties; and

•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related party transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS

Since December 31, 2009, neither the Company nor any of its affiliates has participated in any Related Party Transaction.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Presiding Director at the address set forth below:

Presiding Director
Entergy Corporation
639 Loyola Avenue
P.O. Box 61000
New Orleans, LA 70161
E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

•	Spam

•	Junk mail and mass mailings;

•	Service complaints;

•	Service inquiries;

•	New service suggestions;

•	Resumes and other forms of job inquiries;

•	Surveys;

•	Business solicitations and advertisements; or

•	Requests for donations and sponsorships.

Except as provided above, our Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Presiding Director of significant communications received from shareholders and other interested parties.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. The Committee seeks to nominate candidates with superior credentials, sound business judgment, and the highest ethical character. The Committee also will take into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board. The Committee believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity. The Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates candidates’ independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. Blanche Lambert Lincoln was elected to the Board in January 2011, effective March 2, 2011; we also increased the size of the Board to 13 members effective March 2, 2011. Recognizing that two vacancies on the Board would be created by the retirements of Messrs. Blount and Nichols, the Corporate Governance Committee established a process to identify and evaluate prospective director candidates. The Committee sought to identify candidates with backgrounds and qualifications that would add to the collective knowledge and expertise of the Board, while also reflecting an appropriate diversity of backgrounds and experiences. With respect to Ms. Lincoln, the Committee also took into account her strong ties to the State of Arkansas. Ms. Lincoln was considered by the Committee at the initial suggestion of Wayne Leonard, our Chief Executive Officer and with other Board support based on her strong reputation in the Senate on a broad range of issues. Ms Lincoln was interviewed and, at the conclusion of this process, the Committee unanimously recommended that Ms. Lincoln be elected to the Board.

The Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and they will be forwarded to the Corporate Governance Committee members for their consideration.

Any recommendation should include:

•	the number of shares of the Company held by the shareholder;

•	the name and address of the candidate;

•	a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and any persons owning more than ten percent of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss and analyze the salaries and other compensation elements paid in 2010 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”). We believe the executive pay programs described herein and in the accompanying tables have played a material role in our ability to drive strong financial results and to attract and retain a highly experienced and successful management team. Compensation data for each Named Executive Officer appear in the summary compensation and other tables appearing immediately after this section. This discussion and analysis of Named Executive Officers compensation policies and practices is also generally applicable to our broader group of executive officers.

Overview of 2010 Performance and Compensation

2010 Performance and Significant Achievements.  Our businesses delivered strong financial and operational performance in 2010, achieving record operational earnings per share for the sixth year in a row and record cash flow from operations. Our operational earnings per share increased by 6.4% from 2009 and our consolidated cash flow from operations increased by 33.9%. We believe our efforts in 2010 also have positioned the Company for future success, as reflected in the following significant achievements and recognitions:

•	Achieved record operational earnings per share and operating cash flow;

•	Increased dividend nearly 11%, while completing $750 million share repurchase program;

•	Implemented major leadership reorganization;

•	Settled successfully Entergy Texas and Entergy Arkansas rate cases;

•	Completed successfully Entergy Arkansas, Entergy Gulf States and Entergy Louisiana storm cost securitizations;

•	Modified successfully Entergy Mississippi’s formula rate plan and successfully settled Entergy Louisiana’s formula rate plan;

•	Selected five proposals from 2009 Summer Long Term Request for Proposals (one subsequently withdrawn), with definitive agreements targeted for 2011;

•	Obtained approval from the Federal Energy Regulatory Commission for acquisition of Acadia Unit 2 power plant;

•	Achieved on-line record runs at 5 of 7 Entergy Wholesale Commodity Business nuclear plants;

•	Improved key customer service metrics, including call center responsiveness, low levels of complaints and low levels of outage frequency;

•	Included on the Dow Jones Sustainability World Index for the ninth consecutive year, the only U.S. utility to be so honored;

•	Received the 12th EEI Emergency Assistance Recovery Award, the only company to win emergency response awards every year since first presented in 1998; and

•	Received multiple awards and recognition for community relations, corporate citizenship, climate protection and customer service.

Despite these strong financial and operational results, our total shareholder return in 2010 substantially lagged our peers, placing us in the fourth quartile of the Philadelphia Utility Index for 2010 and in the third quartile for the three year period ending December 31, 2010. This is in contrast to our total shareholder return measured over the past ten years, which has been in the top quartile of the Philadelphia Utility Index.

2010 Compensation.  Due in large part to the effects on our business and market salaries of the recent economic downturn, none of our Named Executive Officers received a base salary merit increase in base salary for 2010. However, the incentive compensation paid to our Named Executive Officers for 2010 performance reflected both our strong financial and operational performance in 2010 and our poor 2010 total shareholder return in relation to our peers. The payouts under our annual incentive plan properly rewarded our executive officers for substantially exceeding financial performance objectives in 2010 that were deemed to be important to the Company and its stakeholders and position the Company for long term success. Our Long-Term Performance Plan, on the other hand, paid out at a substantially lower level than in prior years and substantially below target as a result of our poor total shareholder return in relation to our peers. These payouts reflect the pay-for-performance philosophy that underlies our incentive compensation programs.

Annual Incentive Compensation Paid for 2010 Financial Performance.  Our annual incentive program is tied to our financial performance through the Entergy Achievement Multiplier (the performance metric used to determine awards under the Annual Incentive Plan), which is determined based on our success in achieving our operational earnings per share and operating cash flow goals. We exceeded our operational earnings per share goal of $6.80 in fiscal 2010 by $0.30 per share, and we exceeded our operating cash flow goal of $3.04 billion by $0.94 billion. This resulted in an Entergy Achievement Multiplier of 172%, with our Chief Executive Officer receiving an award equal to 206% of his base salary and our other Named Executive Officers each receiving awards equal to 120% of their base salaries. For additional information regarding our Annual Incentive Compensation program see “Short-Term Compensation — Non-Equity Incentive Plans (Cash Bonus)” on page 19.

Long-Term Incentive Compensation Paid for 2008-2010 Financial Performance.  Under our Long-Term Performance Plan, we measure performance over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index, with payouts under the plan tied directly to our performance in relation to the other companies in the index over the three year performance period. Relative total shareholder return is used as the measure of performance under this plan because it encourages our executives to deliver superior shareholder value in relation to our peers. For the 2008 — 2010 performance cycle, our total shareholder return in relation to the other companies in the Philadelphia Utility Index resulted in a minimum payout of 10% of target for the performance units granted in 2008. For additional information regarding our long-term compensation program see “Long-Term Compensation — Performance Unit Program” on page 22.

2010 Changes to Executive Compensation.  In 2010, with the assistance of the Personnel Committee’s independent executive compensation consultant, the Personnel Committee completed a review of the Company’s overall approach to its executive compensation programs, which it undertakes annually to ensure that the Company’s programs continue to be in line with best practices of other companies in our industry as well as other Fortune 500 companies. As a result of that review, the Personnel Committee approved a number of changes to our executive compensation programs that are intended to enhance the alignment of the Company’s executive compensation programs with best practices at companies in the Philadelphia Utility Index as well as other Fortune 500 companies in general. These changes include:

•	Elimination of “gross up” payments by the Company with respect to excise taxes due on the payment of severance benefits to our named executive officers in the case of a change in control. See “Benefits,

Perquisites, Agreements and Post-Termination Plans — Retention Agreements and Other Compensation Arrangements” beginning on page 28.

•	Reduction of the maximum payout under our Long-Term Incentive Plan from 250% to 200% of target beginning with the 2011-2013 performance cycle, combined with an increase in the minimum payout from 10% to 25% of target.

•	Modification of the components of long-term compensation to increase the portion of long-term compensation that will be derived from performance units from 50% to 60% and decrease the portion that will be derived from restricted stock and stock options to 40%.

•	Addition of awards of restricted stock to our executive officers, beginning in 2011, as a component of long-term compensation.

•	Elimination of club dues as a perquisite for the members of the Office of Chief Executive and the elimination of gross-up payments on perquisites, except for relocation.

•	Discontinuation of financial counseling as a perquisite for all executive officers with the value of this discontinued perquisite not being replaced in the executive’s compensation.

•	Adoption of a “double trigger” (requiring both a change in control and an involuntary job loss or substantial diminution of duties) for the acceleration of awards under our 2007 Equity Ownership and Long-Term Cash Incentive Plan.

•	Adoption of a “clawback” policy providing for the recoupment by the Company of incentive compensation under appropriate circumstances. See “Compensation Program Administration — Executive Compensation Governance” beginning on page 29.

•	Adoption of a policy prohibiting hedging transactions in our common stock by any officer, director or employee. See “Compensation Program Administration — Executive Compensation Governance” beginning on page 29.

In January 2011, our Board also adopted a policy that prohibits the Company or its affiliates from engaging the independent consultant that provides executive and director compensation services to the Personnel and Corporate Governance Committees or its affiliates to provide other services to the Company with an aggregate value in excess of $120,000 in any fiscal year.

Objectives of our Executive Compensation Program

•	The greatest part of the compensation of our Named Executive Officers should be in the form of “at risk” performance-based compensation, in order to focus our executives on the achievement of superior results.

We have designed our compensation programs to ensure that a significant percentage of the total compensation of our Named Executive Officers is contingent on achievement of performance goals that drive total shareholder return and result in increases in our common stock price. For example, each of our annual cash incentive and long-term performance unit programs is designed to pay out only if we achieve pre-established performance goals. If minimum established performance goals are not achieved, no payouts are made under our incentive programs. Assuming achievement of these performance goals at target level, approximately 80% of the annual target total compensation (excluding non-qualified supplemental retirement income) of our Chief Executive Officer is at risk because it is performance-based compensation and the remaining 20% is represented by base salary. For the other Named Executive Officers, assuming achievement of performance goals at the target levels, approximately 65% of their annual target total compensation (excluding non-qualified supplemental retirement income) is at risk because it is performance-based compensation and the remaining 35% is represented by base salary. Our Chief Executive Officer’s total compensation is at greater risk than our other Named Executive Officers, reflecting market practice and acknowledging the leadership role of the Chief Executive Officer in setting company policy and strategies.

•	A substantial portion of our Named Executive Officers’ compensation should be delivered in the form of equity awards.

To align the economic interests of our Named Executive Officers with our shareholders, we believe that a substantial portion of their total compensation should be in the form of equity-based awards. Historically, awards were granted in the form of stock options with a three-year vesting schedule and performance units with a three-year performance cycle. Beginning in 2011, awards will be granted in the form of restricted stock, stock options and performance units. Stock options and restricted stock generally will be subject only to time-based vesting. Performance units pay out only if we achieve specified performance targets with the amount of payout contingent on the level of performance achieved. These awards focus and reward executive officers on building shareholder value.

•	Our compensation programs should enable us to attract, retain and motivate executive talent by offering competitive compensation packages.

It is in our shareholders’ best interests that we attract and retain talented executives by offering compensation packages that are competitive. Our Personnel Committee has sought to develop compensation programs that deliver total target compensation in aggregate at approximately the 50th percentile of the market.

Our Starting Point

To develop a competitive compensation program, the Personnel Committee annually reviews base salary and other compensation data from two sources:

•	Survey Data: The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which is compiled by the Committee’s independent compensation consultant, compares the current compensation levels received by each of our executive officers against the compensation levels received by executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions such as a chief financial officer, the Committee reviews general industry data. For management positions that are industry-specific such as Group President, Utility Operations, the Committee reviews data from energy services companies. The survey data reviewed by the Committee covers approximately 800 public and private companies in general industry and approximately 100 public and private companies in the energy services sector. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process and, thus, is not considered material by the Committee.

The Committee uses the survey data to develop compensation programs that deliver total target compensation at approximately the 50th percentile of the surveyed companies. This survey data is used as the primary data for purposes of determining target compensation. For this purpose, the Committee reviews the results of the survey data (organized in tabular format) comparing each Named Executive Officer’s compensation relative to the 25th, 50th (or median) and 75th percentile of the surveyed companies. The Committee considers its objectives to have been met if our Chief Executive Officer and the executive officers who constitute what we refer to as our Office of the Chief Executive, considered as a group (9) officers, including all of the Named Executive Officers, have a target compensation package that falls within the range of 90 — 110 percent of the 50th percentile of the companies in the survey data. In 2010, the target compensation of all Named Executive Officers fell within this range. Actual compensation received by an individual officer may be above or below the 50th percentile based on an individual officer’s skills, performance and responsibilities, Company performance and internal equity.

•	Proxy Analysis: Although the survey data described above is the primary data used in determining compensation, the Committee reviews data derived from proxy statements as an additional point of analysis. The proxy data is used to compare the compensation levels of our Named Executive Officers against the compensation levels of the corresponding top five highest paid executive officers from 18 of the companies included in the Philadelphia Utility Index. This analysis is used by the Committee to evaluate the reasonableness of the Company’s compensation program. The proxy market data compare our executive officers to other proxy officers based on pay rank without regard to roles and responsibilities. These companies are:

•	AES Corporation

•	Ameren Corporation

•	American Electric Power Co. Inc.

•	CenterPoint Energy Inc.

•	Consolidated Edison Inc.

•	Dominion Resources Inc.

•	DTE Energy Company

•	Duke Energy Corporation

•	Edison International

•	Exelon Corporation

•	FirstEnergy Corporation

•	NextEra Energy

•	Northeast Utilities

•	PG&E Corporation

•	Progress Energy, Inc.

•	Public Service Enterprise Group, Inc.

•	Southern Company

•	Xcel Energy

Elements of Our Compensation Program

The major components of our executive compensation program are presented below:

Our executive compensation package consists of a combination of short-term and long-term compensation elements. For 2010, short-term compensation includes base pay and annual cash bonus awards and long-term compensation includes stock options and performance units. All of our incentive plans are linked to the Company’s financial and stock performance or its total shareholder return in relation to its peers. Our executive compensation program is approved by our Personnel Committee, which consists entirely of independent board members.

Our executive compensation programs reflect a balanced compensation approach to incentivizing and rewarding performance by combining a market-based base salary with reasonable annual and long-term incentive compensation programs. These incentive compensation programs are designed to reward our executive officers if they attain specified annual and long-term goals while taking an appropriate level of risk, as further explained in “Compensation Risk Assessment” on page 32.

The following table summarizes the principal factors that we take into account in deciding the amount of each compensation element we pay or award to our executives:

Key Compensation Components
(where reported in summary
compensation table)	Factors

Base Salary	—	Company, business unit and individual performance
(salary, column c)	—	Market data
	—	Internal pay equity
	—	The Committee’s assessment of other elements of compensation based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself

Non-Equity Incentive Plan Compensation (Cash Bonus)	—	Compensation practices at our peer group companies and the general market for companies our size
(non-equity plan compensation, column g)	—	Desire to ensure that a substantial portion of total compensation is performance-based
	—	The Committee’s assessment of other elements of compensation based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself
	—	Company and individual performance

Performance Units (stock awards, column e)	—	Compensation practices at our peer group companies and in broader group of utility companies
	—	Target long-term compensation values in the market for similar jobs
	—	The desire to ensure that a substantial portion of total compensation is performance-based
	—	The Committee’s assessment of other elements of compensation based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself

Stock Options	—	Individual performance
(options, column f)	—	Prevailing market practice
	—	Targeted long-term value created by the use of stock options
	—	Potential dilutive effect of stock option grants
	—	The Committee’s assessment of other elements of compensation based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself

We make compensation decisions for each executive officer after taking into account all elements of the officer’s compensation. In making compensation decisions, we apply the same compensation policies to all of our executive officers; however, the application of these policies results in different compensation amounts to individual executive officers because of: (i) differences in roles and responsibilities; (ii) differences in market-based compensation levels for specific officer positions; (iii) our assessment of individual performance; (iv) internal pay equity; and (v) variations in business unit performance.

Short-Term Compensation

•	Base Salary

Base Salary.  The Personnel Committee analyzes pay data and determines the base salaries for all of our Named Executive Officers. Base salary is a component of our Named Executive Officers’ compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to these officers is stable. Also, base salary remains the most common form of payment throughout all industries. Its use ensures a competitive compensation package for our Named Executive Officers.

The Committee determines the base salaries of our Named Executive Officers, including whether to grant annual merit increases, based on the following factors:

•	Company, business unit and individual performance during the prior year;

•	Market data;

•	Internal pay equity;

•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and

•	The Chief Executive Officer’s recommendation, for all Named Executive Officers other than himself.

The corporate and business unit goals and objectives vary by individual officers and include, among other things, corporate and business unit financial performance, capital expenditures, cost containment, safety, reliability, customer service, business development and regulatory matters.

Our use of “internal pay equity” in setting merit increases assists us in determining whether a change in an executive officer’s role and responsibilities relative to other executive officers requires an adjustment in the officer’s salary. The Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

In January 2010, in light of the continued uncertainty in economic conditions and the projected slow growth in executive officer salaries in 2010, based on our review of general industry surveys prepared by various human resource consulting firms, the Personnel Committee decided not to increase base salaries from the levels established in 2009 for the executive officers who constitute the Office of the Chief Executive.

In June 2010, Mr. Savoff was promoted to Executive Vice President and Chief Operating Officer. Mr. Savoff’s base salary was increased from $549,000 to $590,000 to reflect the increased responsibilities of his new position, including oversight of nuclear operations, and comparative market data for officers in similar positions.

The 2010 base salaries for our Named Executive Officers were:

Named Executive Officer	2010 Base Salary

J. Wayne Leonard	$1,291,500
Leo P. Denault	$630,000
Mark T. Savoff	$590,000
Richard J. Smith	$645,000
Gary J. Taylor	$570,000

Mr. Leonard’s salary is larger than our other Named Executive Officers because of his leadership role in setting company policy and strategic planning and reflects market practice for salaries for chief executive officers.

•	Non-Equity Incentive Plans (Cash Bonus)

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has set for our Company. Annual incentive plans are commonly used by companies in a variety of industry sectors to compensate their executive officers for achieving financial and operational goals.

Our Named Executive Officers participate in a performance-based cash bonus plan known as the Executive Annual Incentive Plan or Annual Incentive Plan. Under the plan, we use a performance metric known as the Entergy Achievement Multiplier to determine the percentage of target annual plan awards that will be paid each year to each Named Executive Officer. Each year the Personnel Committee reviews the performance measures used to determine the Entergy Achievement Multiplier. In December 2009, the Personnel Committee decided to retain the performance measures used in 2009. Accordingly, the 2010 performance measures used to determine the Entergy Achievement Multiplier were consolidated operational earnings per share and operating cash flow, with each measure weighted equally. The Committee selected these performance measures because:

•	earnings per share and operating cash flow have both a correlative and causal relationship with shareholder value over time;

•	earnings per share and operating cash flow targets are aligned with externally-communicated goals; and

•	earnings per share and operating cash flow results are readily available in earning releases and SEC filings.

In addition, these measures are used by a number of other companies, including the companies in the Philadelphia Utility Index, as components of their incentive programs. For example, approximately 72% of the industry peer group companies use earnings per share as an incentive measure.

The Committee sets minimum and maximum achievement levels under the Annual Incentive Plan. Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight line interpolation. If we do not achieve our minimum achievement levels, no payout occurs under the Annual Incentive Plan. In general, the Committee seeks to establish target achievement levels such that the relative difficulty of achieving the target level is consistent from year to year. Over the five years ending with 2010, the average Entergy Achievement Multiplier was 148% of target.

In December 2009, the Committee set the 2010 target award for incentives to be paid in 2011 under the Annual Incentive Plan for our Chief Executive Officer at 120% of his base salary and the target awards for each other Named Executive Officer at 70% of their respective base salaries. In setting these target awards, the Personnel Committee considered several factors, including:

•	Analysis provided by the Committee’s independent compensation consultant as to compensation practices at the industry peer group companies and the general market for companies our size;

•	Competitiveness of the Company’s compensation plans and the Company’s ability to attract and retain top executive talent;

•	The individual performance of each Named Executive Officer;

•	Target bonus levels in the market for comparable positions;

•	The desire to ensure that a substantial portion of total compensation is performance-based;

•	The relative importance, of the short-term performance goals established pursuant to the Annual Incentive Plan;

•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and

•	The Chief Executive Officer’s recommendation, for all Named Executive Officers other than himself.

The Committee established a higher target percentage for Mr. Leonard compared to the other Named Executive Officers to reflect the following factors:

•	Mr. Leonard’s leadership and contributions to the Company’s success as measured by, among other things, the overall performance of the Company, which, as measured by total shareholder return, has exceeded all but one of the companies in the Philadelphia Utility Index over his twelve-year tenure as Chief Executive Officer.

•	Market practices that compensate chief executive officers at greater potential compensation levels with more “pay at risk” than other named executive officers.

•	The Personnel Committee’s assessment of Mr. Leonard’s strong performance based on the Board’s annual performance evaluation, in which the Board reviews and assesses Mr. Leonard’s performance based on: leadership, strategic planning, financial results, succession planning, communications with all of our stakeholders, external relations with the communities and industries in which we operate and his relationship with the Board.

In December 2009, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining annual bonuses for 2010. The Committee’s determination of the target levels was made after full Board review of management’s 2010 financial plan for the Company, upon recommendation of the Finance Committee, and after the Committee’s determination that the established targets aligned with the Company’s anticipated 2010 financial performance as reflected in the financial plan. The targets established to measure management performance against as reported results, excluding the impact of the activities associated with the previously planned separation of our non-utility nuclear business (the “Spin Transaction”) were:

	Minimum	Target	Maximum

Earnings Per Share ($)	6.12	6.80	7.48
Operating Cash Flow ($ billion)	2.68	3.04	3.40

In January 2011, after reviewing earnings per share and operating cash flow results against the performance objectives in the above table, the Committee determined that we had exceeded the operational EPS target of $6.80 by $0.40 in fiscal 2010 and had exceeded the operating cash flow goal of $3.04 billion by $0.94 billion. In accordance with the terms of the Annual Incentive Plan, in January 2011, the Personnel Committee certified the 2010 Entergy Achievement Multiplier at 172% of target.

Under the terms of the Management Effectiveness Program, the Entergy Achievement Multiplier is automatically increased by 25 percent for the members of the Office of the Chief Executive if the pre-established underlying performance goals established by the Personnel Committee are satisfied at the end of the performance period, subject to the Personnel Committee’s discretion to adjust the automatic multiplier downward or eliminate it altogether. In accordance with Section 162(m) of the Code, the multiplier, which we refer to as the Management Effectiveness Factor, is intended to provide the Committee, through the exercise of negative discretion, a mechanism to take into consideration specific achievement factors relating to the overall performance of the Company. In January 2011, the Committee exercised its negative discretion to eliminate the Management Effectiveness Factor with respect to the 2010 incentive awards reflecting the Personnel Committee’s determination that the Entergy Achievement Multiplier, in and of itself without the Management Effectiveness Factor, was consistent with the performance levels achieved by the Company’s management.

The following table shows the Annual Incentive Plan payments as a percentage of base salary for 2010 based on an Entergy Achievement Multiplier of 172% as well as the incentive awards for each Named Executive Officer:

Named Executive Officer	Target	Payout as Percentage of Base Salary	2010 Annual Incentive Award

J. Wayne Leonard	120%	206%	$2,665,656
Leo P. Denault	70%	120%	$758,520
Mark T. Savoff	70%	120%	$710,360
Richard J. Smith	70%	120%	$776,580
Gary J. Taylor	70%	120%	$686,280

Nuclear Retention Plan

Some of Entergy’s executive officers, including Mr. Taylor, participate in a retention plan for officers and other leaders with special expertise in the nuclear industry. The Committee authorized this retention plan to attract and retain management talent in the nuclear power field, a field that requires unique technical and other expertise that is in great demand in the utility industry. This type of retention plan has become a common practice among companies that operate nuclear power plants. Mr. Taylor’s participation in the plan covers a three-year period that began on January 1, 2009. In January 2010, 2011 and 2012, in accordance with the terms and conditions of the plan, Mr. Taylor received or will receive a cash bonus equal to 30% of his base salary as of January 1, 2009. Mr. Taylor’s participation in the plan (with respect to the period covered and percentage of base salary paid) is consistent with the level of participation of other employees who participate in the Plan.

Long-Term Compensation

Our goal for our long-term incentive compensation is to focus and reward our executive officers for building shareholder value and to increase our executive officers’ ownership in our common stock. In our long-term incentive programs, we have historically used a mix of performance units and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock appreciation and dividend payments relative to the companies in the Philadelphia Utility Index. Stock options provide a direct incentive for increasing the price of our common stock. In addition, we have occasionally awarded restricted stock units for retention purposes or to offset forfeited compensation in order to attract officers and managers from other companies.

Beginning in 2011, our long-term incentive program will include awards of restricted stock, in addition to grants of performance units and stock options. For 2010, the target value of long-term incentive compensation granted to an executive was divided equally between the value determined on the date of grant of the performance units and stock options granted under the program. Beginning in 2011, the target value of long-term incentive compensation will be allocated 60% to performance units and 40% to a combination of stock options and restricted stock, equally divided in value, all based on their grant date values.

Each of the performance units and stock options granted to our Named Executive Officers in 2010 were awarded under our 2007 Equity Ownership and Long Term Cash Incentive Plan, which we refer to as the 2007 Equity Ownership Plan. Prior to shareholder approval of the 2011 Equity Ownership and Long Term Cash Incentive Plan, any grants of performance units, stock options and restricted stock will be granted under the 2007 Equity Ownership Plan. If and when we receive shareholder approval for the 2011 Equity Ownership Plan, performance units, stock options and awards of restricted stock will be made under the 2011 Equity Ownership Plan and no further grants will be made under the 2007 Equity Ownership Plan.

•	Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Performance Unit Program. Each performance unit equals the cash value of one share of our common stock at the end of the three-year performance cycle. Each unit also earns the cash equivalent of the dividends paid during the performance cycle. Dividends accrued during the performance cycle are paid out only to the extent that the performance measures are achieved and a payout under the program for that cycle occurs. The Performance Unit Program is structured to reward Named Executive Officers only if performance goals set by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved.

The Performance Unit Program provides a minimum, target and maximum achievement level. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index. The Personnel Committee chose relative total shareholder return as a measure of performance because it assesses the Company’s creation of shareholder value relative to other electric utilities over the performance cycle. It also takes into account dividends paid by the companies in this Index and normalizes events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the percentile ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index. At any given time, a participant in the Performance Unit Program is participating in three performance cycles. Currently, participants are participating in the 2009-2011, the 2010-2012 and the 2011-2013 cycles.

The 2010-2012 Performance Grant.  For the 2010-2012 performance cycle, the Personnel Committee identified the Philadelphia Utility Index as the industry peer group for total shareholder return performance because the companies represented in this index more closely approximate us in terms of size and scale.

Subject to achievement of the Performance Unit Program performance levels, the Personnel Committee established the following target amounts for the 2010-2012 performance cycle: 22,300 performance units for our Chief Executive Officer and 5,300 performance units for each of the other Named Executive Officers. The range of payouts under the program is shown below.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	10% of target	100% of target	250% of Target

There is no payout for performance below the 25th percentile. Payouts between minimum and target and target and maximum are calculated using straight line interpolation.

The Personnel Committee sets payout opportunities for the Performance Unit Program at the outset of each performance cycle. In determining payout opportunities, the Committee considers several factors, including:

•	The advice of the Committee’s independent compensation consultant regarding compensation practices at the industry peer group companies;

•	Competitiveness of the Company’s compensation plans and their ability to attract and retain top executive talent;

•	Target long-term compensation values in the market for similar jobs;

•	The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;

•	The relative importance of the long-term performance goals established pursuant to the Performance Unit Program;

•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and

•	For Named Executive Officers, other than the Chief Executive Officer, the recommendation of the Chief Executive Officer.

Payout for the 2008-2010 Performance Cycle.  For the 2008-2010 performance cycle, the target amounts established in January 2008 for the Chief Executive Officer were 16,500 performance units and for the other Named Executive Officers, the target amounts established were 3,900 performance units. Participants could earn performance units based on relative total shareholder return consistent with the range of payouts described above for the 2010-2012 performance cycle. The Committee established a higher target amount for Mr. Leonard compared to the other Named Executive Officers based on the following factors:

•	Mr. Leonard’s leadership and contributions to the Company’s success as measured by, among other things, the overall performance of the Company.

•	Market practices that compensate chief executive officers at greater potential compensation levels with more “pay at risk” than other named executive officers.

In January 2011, the Committee assessed the Company’s total shareholder return for the 2008-2010 performance cycle and determined the actual number of performance units to be paid to Performance Unit Program participants for the 2008-2010 performance cycle. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index. Based on this comparison, the Committee concluded that the Company’s performance for the 2008-2010 performance cycle, ranked at the bottom of the third quartile, or approximately the 25th percentile. This resulted in a payout at 10% of target, or 10% of the target number of units awarded. Each performance unit was then automatically converted into cash at the rate of $70.83 per unit, the closing price of our common stock on the last trading day of the performance cycle (December 31, 2010), plus dividend equivalents accrued over the three-year performance cycle. See the 2010 Stock Option Exercises and Stock Vested table for the amount paid to each of the Named Executive Officers for the 2008-2010 performance cycle.

•	Stock Options

The Personnel Committee considers several factors in determining the amount of stock options it will grant under our 2007 Equity Ownership Plan to our Named Executive Officers, including:

•	Individual performance;

•	Prevailing market practice in stock option grants;

•	The targeted long-term value created by the use of stock options;

•	The number of participants eligible for stock options, and the resulting “burn rate” (i.e., the number of stock options authorized divided by the total number of shares outstanding) to assess the potential dilutive effect; and

•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officers based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself.

For stock option awards, the Committee’s assessment of individual performance of each Named Executive Officer done in consultation with our Chief Executive Officer, which involves a review of each officer’s performance, role and responsibilities, strengths and developmental opportunities is the most important factor in determining the number of options awarded. The Committee also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of stock options granted to each Named Executive Officer in 2010. The exercise price for each option was $77.10, which was the closing price of Entergy Corporation common stock on the date of grant.

Named Exeutive Officer	Stock Options

J. Wayne Leonard	135,000
Leo P. Denault	50,000
Mark T. Savoff	30,000
Richard J. Smith	40,000
Gary J. Taylor	40,000

The option grants awarded to our named executive officers (other than the Chief Executive Officer) ranged in number between 30,000 and 50,000 shares. In the case of our Chief Executive Officer, who received 135,000 stock options in 2010, the Committee took special note of Mr. Leonard’s performance as the Company’s Chief Executive Officer. Among other things, the Committee noted that the total shareholder return of the Company measured over the eleven-year period between Mr. Leonard’s appointment as Chief Executive Officer of the Company in January 1999 and the January 29, 2010 grant date exceeded all of our industry peer group companies as well as all other U.S. investor owned electric utility companies.

For additional information regarding stock options awarded in 2010 to each of the Named Executive Officers, see the 2010 Grants of Plan-Based Awards table on page 35 of this Proxy Statement.

Under our 2007 Equity Ownership Plan and our predecessor equity plans, all stock options must have an exercise price equal to the fair market value of Company common stock on the date of grant. In addition, until an executive officer achieves the multiple of salary ownership position of our common stock as described on page 10 of this Proxy Statement, the executive officer (including a Named Executive Officer), upon exercising any stock option granted on or after January 1, 2003, must retain at least 75% of the after-tax net profit from such stock option exercise in the form of Company common stock. Our equity ownership plans prohibit the repricing of “underwater” stock options without shareholder approval.

We have not adopted a formal policy regarding the granting of options at times when the Company is in possession of material non-public information. However, we generally grant options to Named Executive Officers only during the month of January in connection with our annual executive compensation decisions. On occasion, we may grant options to newly hired employees or existing employees for retention or other limited purposes.

•	Restricted Stock

During 2010, the Personnel Committee approved a change in our long-term incentive awards to include awards of restricted stock to our executive officers beginning in 2011. The grant of restricted stock awards will replace a portion of the stock option awards historically granted to our executive officers. We believe this change enhances retention, mitigates the burn rate and assists in building ownership of our common stock.

Shares of restricted stock generally will vest over a three-year period, have voting rights and accrue dividends during the vesting period. Upon vesting, shares of Entergy common stock will be distributed. Officers subject to our stock ownership guidelines will be required to retain vested shares until he or she satisfies the stock ownership guidelines.

We intend our restricted stock awards to:

•	Align the interests of executive officers with the interests of shareholders by tying executive officers’ long-term financial interests to the long-term financial interests of shareholders;

•	Act as a retention mechanism for our key executives officers; and

•	Maintain a market competitive position for total compensation.

Benefits, Perquisites, Agreements and Post-Termination Plans

•	Pension Plan, Pension Equalization Plan and System Executive Retirement Plan

Our senior executive officers are eligible to participate in the Pension Plan, Pension Equalization Plan and System Executive Retirement Plan. The Committee believes that these plans are an important part of our Named Executive Officers’ compensation program. These plans are important in the recruitment of top talent in the competitive market, as these types of supplemental plans are typically found in companies of similar size to the Company. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans generally increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our shareholders.

The Named Executive Officers participate in a Company-sponsored pension plan that covers a broad group of employees. This pension plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the pension plan are based upon an employee’s years of service with the Company and the employee’s average monthly rate of “Eligible Earnings” (which generally includes the employee’s salary and eligible incentive awards, other than incentive awards paid under the Annual Incentive Plan) for the highest consecutive 60 months during the 120 months preceding termination of employment. Benefits under the tax-qualified plan are payable monthly after separation from the Company. The amount of annual earnings that may be considered in calculating benefits under the tax-qualified pension plan is limited by federal law.

Benefits under the tax-qualified pension plan in which the Named Executive Officers participate are calculated as an annuity equal to 1.5% of a participant’s Eligible Earnings multiplied by years of service. Years of service under the pension plan formula cannot exceed 40. Contributions to the pension plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

The Company sponsors a Pension Equalization Plan, which is available to a select group of management and highly compensated employees, including the Named Executive Officers (other than our Chief Executive Officer). The Pension Equalization Plan is a non-qualified unfunded supplemental retirement plan that provides for the payment to participants from Entergy’s general assets a single lump sum cash distribution upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Internal Revenue Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the tax-qualified pension plan. The Pension Equalization Plan also takes into account as “Eligible Earnings” any incentive awards paid under the Annual Incentive Plan.

The Company also sponsors a System Executive Retirement Plan, which is available to the Company’s approximately 60 officers, including the Named Executive Officers (other than our Chief Executive Officer). Participation in the System Executive Retirement Plan requires individual approval by the plan administrator. An employee participating in both the System Executive Retirement Plan and the Pension Equalization Plan is eligible to receive only the greater of the two single-sum benefits computed in accordance with the terms and conditions of each plan.

Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to participants from Entergy’s general assets of a single-sum cash distribution upon separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s tax-qualified Pension Plan benefit and typically any prior employer pension benefit available to the participant.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

		Executives at
		Management Level 3
		and Above — Includes
		the remaining 4
	Executives at	Named Executive	Executives at
Years of Service	Management Level 1	Officers	Management Level 4

20 Years	55.0%	50.0%	45.0%
30 years	65.0%	60.0%	55.0%

Mr. Leonard’s retention agreement (as further discussed below) provides that, in lieu of his participation in the Pension Equalization Plan and the System Executive Retirement Plan, upon the termination of his employment (unless such termination is for Cause, as defined in the agreement), he will be entitled to receive a benefit equal to 60% of his Final Average Compensation (as described in the description of the System Executive Retirement Plan above) calculated as a single life annuity and payable as an actuarial equivalent lump sum. This benefit will be reduced by other benefits to which he is entitled from any Company-sponsored pension plan or prior employer pension plans. The terms of Mr. Leonard’s Supplemental Retirement Benefit were negotiated at the time of his employment with the Company and were designed to, among other things, offset the loss of benefits resulting from Mr. Leonard’s resignation from his prior employer. At the time that the Company recruited Mr. Leonard, he had accumulated twenty-five years of seniority with his prior employer and had served as an executive officer for that employer for over ten years and in an officer-level capacity for over fifteen years.

We have agreed to provide service credit to all of our Named Executive Officers (other than Mr. Leonard and Mr. Savoff, our Executive Vice President, Chief Operating Officer) under either the Pension Equalization Plan or the System Executive Retirement Plan. We typically offer these service credit benefits as one element of the total compensation package offered to new mid-level or senior executives that we recruit from other companies. By offering these executives “credited service,” we are able to compete more effectively to hire these employees by mitigating the potential loss of their pension benefits resulting from accepting employment with our Company.

See the 2010 Pension Benefits table on page 38 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

•	Savings Plan

The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. This is a tax-qualified retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30 percent of a participant’s base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the participant’s employer matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, on the first six percent of their Earnings (as defined in the Savings Plan) for that pay period. We maintain the Savings Plan for our employees, including our Named Executive Officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. This type of savings plan is also a critical element in attracting and retaining talent in a competitive market.

•	Executive Deferred Compensation

The Named Executive Officers are eligible to defer up to 100% of their Annual Incentive Plan award into either or both the Company-sponsored Executive Deferred Compensation Plan and the equity plan. In addition, they are eligible to defer up to 100% of their base salary into the Executive Deferred Compensation Plan.

We provide these benefits because the Committee believes it is standard market practice to permit officers to defer the cash portion of their compensation. We believe that providing this benefit is important as a retention and recruitment tool as many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior employees.

All deferral amounts represent an unfunded liability of the employer. Amounts deferred into the equity plan are deemed invested in phantom shares of our common stock. Amounts deferred under the Executive Deferred Compensation Plan are deemed invested in one or more of the available investment options (generally mutual funds) offered under the Savings Plan.

The Company does not “match” amounts that are deferred by employees pursuant to the Executive Deferred Compensation Plan or equity plan. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officer for deferring any of the above payments. Any increase in value of the deferred amounts results solely from the increase in value of the investment options selected (phantom Company stock or mutual funds available under the Savings Plan).

Additionally, Mr. Leonard and Mr. Savoff currently have deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested in the options available under this plan.

•	Health & Welfare Benefits

The Named Executive Officers are eligible to participate in various health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death & dismemberment insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

•	Executive Long-Term Disability Program

All of our executive officers, including the Named Executive Officers, are eligible to participate in our Executive Long-Term Disability program. Individuals who elect to participate in this plan and become disabled under the terms of the plan are eligible for 65 percent of the difference between their base salary and $275,000 (i.e. the base salary that produces the maximum $15,000 monthly payment disability payment under our general long-term disability plan).

•	Perquisites

We provide our Named Executive Officers with certain perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Personnel Committee reviews all perquisites, including the use of corporate aircraft, on an annual basis. As a result of its 2010 review, beginning in 2011, we will not provide personal financial counseling, club dues for members of the Office of Chief Executive or tax gross up payments on any perquisites, except for relocation. Our Named Executive Officers did not receive any additional compensation for the lost value of these discontinued perquisites.

In 2010, we offered to our Named Executive Officers the following personal benefits: corporate aircraft usage, personal financial counseling, club dues, relocation and housing benefits and annual mandatory physical exams. For security and business convenience reasons, we permit the Chief Executive Officer to use our corporate aircraft at Company expense for personal use. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. For additional information regarding perquisites, see the “All Other Compensation” column in the Summary Compensation Table on page 33 of this Proxy Statement.

•	Retention Agreements and other Compensation Arrangements

The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers (other than our Chief Executive Officer and Chief Financial Officer) is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated. To allow incentive payments under the Annual Incentive Plan to continue to be considered performance-based under Section 162(m), severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his or her average Annual Incentive Plan award at target for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 the sum of (a) annual base salary plus (b) the higher of: (i) the annual incentive award actually awarded to the executive office under the Annual Incentive Plan for the fiscal year immediately preceding the fiscal year in which the termination of employment occurs or (ii) the average Annual Incentive Plan award for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. We have strived to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Recognizing that market practices have changed, in December 2010, in connection with its review of our compensation practices and policies, the Personnel Committee modified our System Continuity Plan to eliminate tax gross up payments on any severance benefits received under this plan.

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. As mentioned above, the Company has voluntarily adopted a policy that any severance arrangements providing benefits in excess of 2.99 times an officer’s annual base salary and annual incentive award must be approved by the Company’s shareholders.

At present, we have entered into retention agreements with our Chief Executive Officer and Chief Financial Officer. In general, these retention agreements provide for “change in control” payments and other benefits in lieu of those provided under our System Executive Continuity Plan. The retention agreements entered into with Mr. Leonard and Denault reflect, among other things, the competition for chief executive officer and chief financial officer talent in the marketplace and the Committee’s assessment of the critical role of these officers in executing the Company’s long-term financial and other strategic objectives. Effective January 1, 2010, we made amendments similar to those made to the System Executive Continuity Plan to Mr. Denault’s and Mr. Leonard’s retention agreements to allow incentive payments under the Annual Incentive Plan to continue to be considered performance based under Section 162(m). Based on the market data provided by its independent compensation consultant, the Committee believes the benefits and payment levels under these retention agreements are consistent with market practices. Again to align with best market practices, in December 2010, both Mr. Leonard’s and Mr. Denault’s agreements were amended to eliminate tax gross up payments on any severance benefits they may receive under these agreements.

In December 2009, we entered into a retention agreement with Richard J. Smith, President, Entergy Wholesale Commodity Business, in order to retain his services should the Spin Transaction not occur. On April 5, 2010, we announced that we would not proceed with the Spin Transaction. Under this agreement, Mr. Smith remains employed by an Entergy System company at a management level and with a salary no less than Mr. Smith’s salary as of December 18, 2009. In addition, the agreement provides that Mr. Smith is entitled to receive a lump sum cash payment equal to 1.5 times his base salary as of the date of separation from Entergy if either he (i) remains continuously employed in such capacity for 24 months after April 5, 2010 (the date of the public announcement that the Spin Transaction will not occur) or (ii) remains continuously employed in such capacity for at least six (6) months after April 5, 2010 and thereafter retires with the consent of our Chief Executive Officer prior to reaching such 24 months of service. We entered into this agreement with Mr. Smith in light of Mr. Smith’s leadership role in the preparations for the Spin Transaction and the critical role that Mr. Smith would have in dismantling these preparations if the Spin Transaction did not occur. In determining the type and size of the amount of payment under this agreement, we consulted with our independent compensation consultant to confirm that the economic value of this arrangement was consistent with market practices.

For additional information regarding the System Executive Continuity Plan and the three retention agreements described above, see “2010 Potential Payments upon Termination or Change in Control” on page 41 of this Proxy Statement.

Compensation Program Administration

Executive Compensation Governance

We periodically review our compensation philosophy and make adjustments that are believed to be in the best interest of the Company and our shareholders. Some of the actions taken include the following:

1. Our Company’s ultimate objective is to deliver long-term value to shareholders as well as our other stakeholders such as customers and employees. We continually review and adjust our pay programs so that the primary focus is our long-term success. Executives understand that successful long-term decision making will allow them to be paid their target compensation. Short term decisions that impair our long term value will reduce an executive’s compensation over the long term. To further this objective, in 2011, we increased the portion of long-term compensation that will be derived from performance units from 50% to 60% and decreased the portion that will be derived from other equity awards to 40%. We added restricted stock awards to our long-term compensation program because we believe the use of restricted stock enhances retention, mitigates the burn rate and assists in building ownership of our common stock.

2. Our Board of Directors adopted the Entergy Corporation Policy Regarding Recoupment of Certain Compensation in December 2010. This policy covers executive officers of the Company who are subject to Section 16 of the Exchange Act. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•	the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy or a material miscalculation of a performance award occurs whether or not the financial statements were restated;

•	in the Board of Directors’ view, the elected officer engaged in fraud that caused or partially caused the need for the restatement or caused a material miscalculation of a performance award whether or not the financial statements were restated; and

•	a lower payment would have been made to the elected officer based upon the restated financial results or miscalculation.

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002

3. The Committee has formalized the timing and process for reviewing our executive compensation consultant services and fees. Annually, the Committee reviews the relationship with its compensation consultant including services provided, quality of those services, and fees associated with services during the fiscal year to ensure executive compensation consultant independence is maintained. To ensure the independence of the Committee’s compensation consultant, in January 2011, the Board adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive and director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any fiscal year.

4. In 2010, we also adopted an anti-hedging policy which prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders

Reviewing Our Executive Compensation Programs and Establishing Compensation Levels

Role of Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for our executive officers, including any employment agreement with an executive officer;

•	evaluating the performance of our Chairman and Chief Executive Officer; and

•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Role of Chief Executive Officer

The Personnel Committee solicits recommendations from Mr. Leonard, our Chief Executive Officer, with respect to compensation decisions for individual Named Executive Officers (other than himself). The Personnel Committee also relies on the recommendations of our senior human resources executives with respect to compensation decisions, policies and practices. Our Chief Executive Officer’s role is limited to:

•	providing the Committee with an assessment of the performance of each Named Executive Officer; and

•	recommending base salary, annual merit increases, stock option, restricted stock and annual cash incentive plan compensation amounts for these officers.

In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in structure of bonus programs. Mr. Leonard does not play any role with respect to any matter affecting his own compensation nor does he have any role determining or recommending the amount, or form of, director compensation.

Mr. Leonard may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. However, he is not in attendance at any meeting when the Committee determines and approves the compensation to be paid to the Named Executive Officers. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2010, Mr. Leonard attended 6 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of its outside compensation consultant. Prior to the engagement of Pay Governance LLC, the Committee’s current independent compensation consultant, in October 2010, our Personnel Committee retained Towers Watson as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs. Under the terms of its engagement, Towers Watson reported directly to the Personnel Committee, which had the right to retain or dismiss the consultant without the consent of the Company’s management. In addition, the consent of the Personnel Committee was required to be obtained before Towers Watson could accept any material engagements recommended by the Company’s management.

In considering the appointment of Towers Watson, the Personnel Committee took into account that Towers Watson provided from time to time general consulting services to the Company’s management with respect to non-executive compensation matters. In this connection, the Committee reviewed the fees and compensation received by Towers Watson for these services over a historical period. After considering the nature and scope of these engagements and the fee arrangements involved, the Personnel Committee determined that the engagements did not create a conflict of interest. The Committee subsequently reviewed on an ongoing basis the fees and compensation received by Towers Watson for non-executive compensation matters to monitor its independence.

During the first nine months of 2010, the Committee retained the consulting firm of Towers Watson as its consultant to assist the Committee with its responsibilities related to the Company’s compensation programs for its executives. Specifically, the Committee directed Towers Watson to: (i) regularly attend meetings of the Committee, (ii) conduct studies of competitive compensation practices, (iii) identify the Company’s survey and proxy peer group, (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices, and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Towers Watson generally attended most Personnel Committee meetings. In its role as advisor to the Committee, Towers Watson presented annual reports to the committee on executive and director compensation. In 2010, Entergy incurred in the aggregate fees of $259,286 from Towers Watson for determining or recommending the amount or form of executive and director compensation and $946,326 for others services, $877,331 of which was related to the Spin Transaction.

Pay Governance was engaged by the Committee as its executive compensation consultant for the remainder of 2010. Pay Governance is not affiliated with Towers Watson. Pay Governance reviewed our compensation practices and made recommendations to the Personnel Committee regarding our 2011 executive compensation program. Pay Governance did not provide any other services to the Company.

Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers (other than the

Chief Financial Officer), unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement.

Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards regardless of their financial accounting consequences.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Personnel Committee

Maureen S. Bateman, Chair
Gary W. Edwards
Alexis M. Herman
Stewart C. Myers

COMPENSATION RISK ASSESSMENT

Entergy’s management, under the oversight of the Personnel Committee, has conducted an assessment of the risks associated with our compensation practices and policies and has determined that risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on Entergy. This determination has taken into account, among other things, the following design elements of our compensation programs and policies and practices: the mix of cash and equity payouts at various compensation levels; the mix of performance time horizons used by our plans; the use of financial performance metrics that are readily monitored and reviewed; incorporation of both operational and financial goals and individual performance; avoidance of uncapped awards; multiple levels of review and approval of awards; and our internal risk review and assessment processes.

EXECUTIVE COMPENSATION TABLES

2010 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008.

The Company has not entered into any employment agreements with any of the Named Executive Officers other than the retention agreements described in “Potential Payments upon Termination or Change in Control.” For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and		Salary		Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	(1)	Bonus	(2)	(3)	(4)	(5)	(6)	Total

J. Wayne Leonard	2010	$1,291,500	$—	$2,411,076	$1,807,650	$2,665,656	$—	$104,185	$8,280,067
Chairman of the Board and	2009	$1,341,174	$—	$10,067,775	$1,492,500	$1,782,270	$499,800	$200,040	$15,383,559
Chief Executive Officer	2008	$1,273,523	$—	$2,380,290	$2,813,125	$2,169,720	$313,200	$759,739	$9,709,597
Leo P. Denault	2010	$630,000	$—	$573,036	$669,500	$758,520	$528,600	$52,276	$3,211,932
Executive Vice President and	2009	$654,231	$—	$418,512	$537,300	$507,150	$837,200	$60,688	$3,015,081
Chief Financial Officer	2008	$621,231	$—	$3,114,534	$803,750	$617,400	$250,500	$150,285	$5,557,700
Mark T. Savoff	2010	$571,077	$—	$573,036	$401,700	$710,360	$351,900	$64,757	$2,672,830
Executive Vice President	2009	$570,115	$—	$418,512	$358,200	$441,945	$359,700	$66,014	$2,214,486
And Chief Operating Officer	2008	$543,563	$—	$562,614	$434,025	$538,020	$201,200	$192,838	$2,472,260
Richard J. Smith	2010	$645,000	$—	$573,036	$535,600	$776,580	$607,000	$242,032	$3,379,248
President, Entergy	2009	$669,807	$—	$418,512	$417,900	$519,225	$755,900	$140,779	$2,922,123
Wholesale Commodity	2008	$638,394	$—	$562,614	$562,625	$632,100	$391,400	$220,708	$3,007,841
Business
Gary J. Taylor	2010	$570,000	$171,000	$573,036	$535,600	$686,280	$438,800	$92,680	$3,067,396
Group President,	2009	$591,924	$105,000	$418,512	$358,200	$458,850	$706,600	$87,946	$2,727,032
Utility Operations	2008	$564,412	$105,000	$562,614	$562,625	$558,600	$360,600	$247,290	$2,961,141

(1)	The amounts in column (c) represent the actual base salary paid to the Named Executive Officer. The Named Executive Officers are paid on a bi-weekly basis and during 2009 there was an extra pay period.

(2)	The amounts in column (e) represent the aggregate grant date fair value of performance units granted under the Performance Unit Program of the 2007 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of performance units is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to these performance units are as follows: Mr. Leonard, $4,298,325; Mr. Denault, $1,021,575; Mr. Savoff, $1,021,575; Mr. Smith, $1,021,575; and Mr. Taylor, $1,021,575. Amounts shown in this column for 2008 and 2009 vary from amounts shown in prior years due to a change in the method used by the Company to value performance units. Amounts presented for those prior years have been recalculated using the valuation method currently used by the Company.

(3)	The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2007 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2010.

(4)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(5)	The amounts in column (h) include the annual actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. None of the increase is attributable to above-market or preferential earnings on non-qualified deferred compensation (see “2010 Non-qualified Deferred Compensation”). For 2010, the aggregate change in the actuarial present value of Mr. Leonard’s pension benefits was a decrease of $539,200.

(6)	The amounts set forth in column (i) for 2010 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) life insurance premiums; (c) tax gross up payments relating to perquisites; (d) dividends paid on stock awards and (e) perquisites and other compensation. The amounts are listed in the following table:

	J. Wayne	Leo P.	Mark T.	Richard J.	Gary J.
	Leonard	Denault	Savoff	Smith	Taylor

Company Contribution — Savings Plan	$10,830	$10,403	$10,830	$10,830	$10,830
Life Insurance Premium	$11,484	$4,002	$3,792	$3,070	$7,095
Tax Gross Up Payments	$25,739	$10,453	$10,071	$130,221	$21,741
Perquisites and Other Compensation	$56,132	$27,418	$40,064	$97,911	$53,014

Total	$104,185	$52,276	$64,757	$242,032	$92,680

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. The following perquisites and other compensation were provided by us in 2010 to the Named Executive Officers:

Personal Use of
Named Executive	Financial		Corporate		Executive
Officer	Counseling	Club Dues	Aircraft	Relocation	Physicals

J. Wayne Leonard	X		X		X
Leo P. Denault	X		X		X
Mark T. Savoff	X		X		X
Richard J. Smith	X		X	X	X
Gary J. Taylor	X	X	X	X	X

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The aggregate incremental aircraft usage cost associated with Mr. Leonard’s personal use of the corporate aircraft, including the costs associated with travel to outside board meetings, was $30,381 for fiscal year 2010. These amounts are reflected in column (i) and the total above. The incremental cost to the Company for use of the corporate aircraft is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. In addition, in accordance with the Company’s relocation policies, the Company paid $71,944 in relocation and housing expenses for Mr. Smith in 2010. This amount reflects payments to our relocation service provider and temporary living expenses. None of the other perquisites referenced above exceeded $25,000 for any of the other Named Executive Officers.

Beginning in 2011, the Company will not provide personal financial counseling, club dues for the members of the Office of Chief Executive or tax gross up payments on any perquisites, except for relocation. The Company did not replace the value of these discontinued perquisites in the executive’s compensation.

2010 Grants of Plan-Based Awards

The following table summarizes award grants during 2010 to the Named Executive Officers.

									All Other
								All Other	Option
								Stock	Awards:		Grant
								Awards:	Number of	Exercise	Date Fair
		Estimated Future			Estimated Future			Number	Securities	or Base	Value of
		Payouts Under Non-Equity			Payouts under Equity			of Shares	Underlying	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			of Stock	Options	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	(#)	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(3)	($/Sh)	(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

J. Wayne Leonard	1/28/10	—	$1,549,800	$3,099,600
	1/28/10				2,230	22,300	55,750				$2,411,076
	1/28/10								135,000	$77.10	$1,807,650
Leo P. Denault	1/28/10	—	$441,000	$882,000
	1/28/10				530	5,300	13,250				$573,036
	1/28/10								50,000	$77.10	$669,500
Mark T. Savoff	1/28/10	—	$413,000	$826,000
	1/28/10				530	5,300	13,250				$573,036
	1/28/10								30,000	$77.10	$401,700
Richard J. Smith	1/28/10	—	$451,500	$903,000
	1/28/10				530	5,300	13,250				$573,036
	1/28/10								40,000	$77.10	$535,600
Gary J. Taylor	1/28/10	—	$399,000	$798,000
	1/28/10				530	5,300	13,250				$573,036
	1/28/10								40,000	$77.10	$535,600

(1)	The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)	The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. If the Company’s total shareholder return is not at least 25% of that for the Philadelphia Utility Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into the cash equivalent of one share of the Company’s common stock on the last day of the performance period (December 31, 2012.)

(3)	The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date. The options have a ten-year term from the date of grant. The options were granted under the 2007 Equity Ownership Plan.

(4)	The amounts included in this column are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718, and in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 2 and 3 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2010.

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
										Equity
										Incentive
									Equity	Plan
				Equity					Incentive	Awards:
				Incentive					Plan	Market or
				Plan					Awards:	Payout
				Awards:					Number of	Value of
	Number	Number		Number			Number	Market	Unearned	Unearned
	of	of		of			of Shares	Value of	Shares,	Shares,
	Securities	Securities		Securities			or Units	Shares or	Units or	Units or
	Underlying	Underlying		Underlying			of Stock	Units of	Other	Other
	Unexercised	Unexercised		Unexercised	Option		That Have	Stock	Rights	Rights
	Options	Options		Unearned	Exercise	Option	Not	That Have	That Have	That Have
	(#)	(#)		Options	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)

J. Wayne Leonard	—	135,000	(1)		$77.10	1/28/2020
	41,666	83,334	(2)		$77.53	1/29/2019
	116,666	58,334	(3)		$108.20	1/24/2018
	255,000	—			$91.82	1/25/2017
	210,000	—			$68.89	1/26/2016
	165,200	—			$69.47	1/27/2015
	220,000	—			$58.60	3/02/2014
	195,000	—			$44.45	1/30/2013
	330,600	—			$41.69	2/11/2012
									2,230 (4)	$157,951
									2,250 (5)	$159,368
							100,000 (6)	$7,083,000
Leo P. Denault	—	50,000	(1)		$77.10	1/28/2020
	15,000	30,000	(2)		$77.53	1/29/2019
	33,333	16,667	(3)		$108.20	1/24/2018
	60,000	—			$91.82	1/25/2017
	50,000	—			$68.89	1/26/2016
	35,000	—			$69.47	1/27/2015
	40,000	—			$58.60	3/02/2014
	676	—			$52.40	2/11/2012
	9,800	—			$44.45	1/30/2013
	19,656	—			$41.69	2/11/2012
									530 (4)	$37,540
									480 (5)	$33,998
							24,000 (7)	$1,699,920
Mark T. Savoff	—	30,000	(1)		$77.10	1/28/2020
	10,000	20,000	(2)		$77.53	1/29/2019
	18,000	9,000	(3)		$108.20	1/24/2018
	35,000	—			$91.82	1/25/2017
	30,000	—			$68.89	1/26/2016
	20,000	—			$69.47	1/27/2015
	31,800	—			$58.60	3/02/2014
									530 (4)	$37,540
									480 (5)	$33,998
Richard J. Smith	—	40,000	(1)		$77.10	1/28/2020
	11,666	23,334	(2)		$77.53	1/29/2019
	23,333	11,667	(3)		$108.20	1/24/2018
	60,000	—			$91.82	1/25/2017
	50,000	—			$68.89	1/26/2016
	40,000	—			$69.47	1/27/2015
	63,600	—			$58.60	3/02/2014
	50,000	—			$44.45	1/30/2013
	70,000	—			$41.69	2/11/2012
									530 (4)	$37,540
									480 (5)	$33,998

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:					Number of	Value of
	Number	Number	Number			Number	Market	Unearned	Unearned
	of	of	of			of Shares	Value of	Shares,	Shares,
	Securities	Securities	Securities			or Units	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	Stock	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Not	That Have	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Gary J. Taylor	—	40,000 (1)		$77.10	1/28/2020
	10,000	20,000 (2)		$77.53	1/29/2019
	23,333	11,667 (3)		$108.20	1/24/2018
	60,000	—		$91.82	1/25/2017
	50,000	—		$68.89	1/26/2016
	35,000	—		$69.47	1/27/2015
	40,000	—		$58.60	3/02/2014
	26,900	—		$44.45	1/30/2013
	34,600	—		$41.69	2/11/2012
								530 (4)	$37,540
								480 (5)	$33,998

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/28/2011, 1/28/2012 and 1/28/2013.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/29/2011 and 1/29/2012.

(3)	The remaining unexercisable options vested on 1/24/2011.

(4)	Consists of performance units that will vest on December 31, 2012 only if, and to the extent that, we attain achievement level as described under “Long-Term Compensation — Performance Unit Program” in Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2011 only if, and to the extent that, the Company attains achievement level as described under “Long-Term Compensation — Performance Unit Program” in Compensation Discussion and Analysis.

(6)	Consists of restricted units granted under the 2007 Equity Ownership Plan 50,000 of which will vest on December 3, 2011 and the remaining 50,000 will vest on December 3, 2012.

(7)	Consists of restricted units granted under the 2007 Equity Ownership Plan. 8,000 units vested on January 25, 2011 and an additional 8.000 units will vest on each of January 25, 2012 and 2013.

2010 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2010 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(1)	($)

J. Wayne Leonard	330,600	$13,922,296	1,650	$132,116
Leo P. Denault	13,154	$418,646	390	$31,227
Mark T. Savoff	—	—	390	$31,227
Richard J. Smith	47,068	$1,869,543	390	$31,227
Gary J. Taylor	—	—	390	$31,227

(1)	Represents the vesting of performance units for the 2008-2010 performance period (payable solely in cash based on the closing stock price of the Company on the last date of the performance period) under the Performance Unit Program.

2010 Pension Benefits

The following table shows the present value as of December 31, 2010 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2010. Additional information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading “Benefits, Perquisites, Agreements and Post-Termination Plans — Pension Plan, Pension Equalization Plan and System Executive Retirement Plan” and following this table. In addition, this section includes information regarding early retirement options under the plans.

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During
Name	Plan Name	Service	Benefit	2010

J. Wayne Leonard(1)	Non-qualified supplemental retirement benefit	12.68	$23,709,800	$—
	Qualified defined benefit plan	12.68	$360,800	$—
Leo P. Denault(2)	Non-qualified System Executive Retirement Plan	26.83	$3,717,200	$—
	Qualified defined benefit plan	11.83	$206,600	$—
Mark T. Savoff	Non-qualified System Executive Retirement Plan	7.06	$1,387,900	$—
	Qualified defined benefit plan	7.06	$149,000	$—
Richard J. Smith(3)	Non-qualified Pension Equalization Plan	34.30	$4,241,200	$—
	Qualified defined benefit plan	11.34	$308,800	$—
Gary J. Taylor(4)	Non-qualified System Executive Retirement Plan	20.80	$3,799,700	$—
	Qualified defined benefit plan	10.80	$266,900	$—

(1)	Pursuant to his retention agreement, Mr. Leonard is entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard may separate from employment without a reduction in his non-qualified supplemental retirement benefit.

(2)	During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. The additional 15 years increases the present value of his benefit by $1,483,800.

(3)	Mr. Smith entered into an agreement granting 22.92 additional years of service under the non-qualified Pension Equalization Plan providing an additional $1,031,400 above the present value of accumulated benefit he would receive under the non-qualified System Executive Retirement Plan.

(4)	Mr. Taylor entered into an agreement granting an additional 10 years of service under the System Executive Retirement Plan resulting in a $1,269,700 increase in the present value of his benefit.

Qualified Retirement Benefits

The qualified retirement plan is a funded defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System companies. All Named Executive Officers are participants in this plan. The pension plan provides a monthly benefit payable for the participant’s lifetime beginning at age 65 and equal to 1.5% of the participant’s five-year final average monthly eligible earnings times such participant’s years of service. Participants are 100% vested in their benefit upon completing 5 years of vesting service.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit payable as early as age 55 that is actuarially equivalent to the normal retirement benefit (i.e., reduced by 7% per year for the first 5 years preceding age 65, and reduced by 6% for each additional year thereafter). Employees who are at least age 55 with 10 years of vesting service upon termination are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Leonard, Mr. Smith and Mr. Taylor are eligible for subsidized early retirement benefits.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below and in Compensation Discussion and Analysis, an executive is typically enrolled in one or more plans but only paid the amount due under the plan (or combination of plans) that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until recovery or retirement. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers (other than Mr. Leonard) participate in both the Pension Equalization Plan and System Executive Retirement Plan.

The Pension Equalization Plan

All of the Named Executive Officers (with the exception of Mr. Leonard) are participants in the Pension Equalization Plan. The benefit provisions are substantially the same as the qualified retirement plan but provide two additional benefits: (a) “restorative benefits” intended to offset limitations on certain earnings that may be considered in connection with the qualified retirement plan and (b) supplemental credited service (if granted to an individual participant). The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the approval of the Entergy System company employer (which approval is deemed given following a change in control), an employee who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Internal Revenue Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

The System Executive Retirement Plan

All Named Executive Officers (except Mr. Leonard) are participants in the System Executive Retirement Plan. The System Executive Retirement Plan provides for a single sum payment at age 65, as further described in

Compensation Discussion and Analysis. The System Executive Retirement Plan benefit is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or for “Good Reason,” as defined in the Plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A.

Mr. Leonard’s Non-qualified Supplemental Retirement Benefit

Mr. Leonard’s retention agreement provides that if his employment with the Company is terminated for any reason other than for cause (as defined below under “Potential Payments Upon Termination or Change in Control”), he will be entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard’s non-qualified supplemental retirement benefit is calculated as a single life annuity equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan included in the Compensation Discussion and Analysis), reduced to account for benefits payable to Mr. Leonard under the Company’s and a former employer’s qualified pension plans. The benefit is payable in a single lump sum. Because Mr. Leonard has already attained the age of 55, he is currently entitled under his retention agreement to his non-qualified supplemental retirement benefit if he were to leave Entergy System company employment other than as the result of a termination for cause.

Additional Information

For a description of the material terms and conditions of payments and benefits available under the retirement plans, including each plan’s normal retirement payment and benefit, benefit formula and eligibility standards, specific elements of compensation included in applying the payment and benefit formula, and our policies with regard to granting extra years of credited service, see “Compensation Discussion and Analysis — Benefits, Perquisites, Agreements and Post-Termination Plans — Pension Plan, Pension Equalization Plan, and System Executive Retirement Plan.” For a discussion of the relevant assumptions used in valuing these liabilities, see Note 11 to the Financial Statements in our Form 10-K for the year ended December 31, 2010.

2010 Non-qualified Deferred Compensation

The following tables provide information regarding the Executive Deferred Compensation Plan, the Amended and Restated 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the 1998 Equity Ownership Plan) and the 2007 Equity Ownership Plan, which allow for the deferral of compensation for the Named Executive Officers. As of December 31, 2009 none of the Named Executive Officers had a deferred compensation balance remaining in the Equity Ownership Plan. For additional information, see “Benefits, Perquisites, Agreements and Post-Termination Plans -Executive Deferred Compensation” in Compensation Discussion and Analysis.

Additionally, as of December 31, 2010, Mr. Leonard and Mr. Savoff have deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested, as chosen by the participant, in certain of the T. Rowe Price Investment funds also available to participants under the qualified Savings Plan. The Defined Contribution Restoration Plan, until it was frozen in 2005, credited eligible employees’ deferral accounts with employer contributions to the extent contributions under the qualified savings plan in which the employee participated were subject to limitations imposed by the Internal Revenue Code.

All deferrals are credited to the applicable Entergy System company employer’s non-funded liability account. Depending on the plan under which deferral is made, the Named Executive Officers may elect investment in either phantom Company common stock or one or more of several investment options under the Savings Plan. Within limitations of the program, participating Named Executive Officers may move funds from one deemed investment option to another. The participating Named Executive Officers do not have the ability to withdraw funds from the deemed investment accounts except within the terms provided in their deferral elections. Within the limitations prescribed by law as well as the plan, participating Named Executive Officers with deferrals under the Executive Deferred Compensation Plan and/or the equity plans have the option to make a successive deferral of these funds. Assuming a Named Executive Officer does not elect a successive deferral, the Entergy System company employer of the participant is obligated to pay the amount credited to the participant’s account at the earlier of deferral receipt date or separation of service. These payments are paid out of the general assets of the employer and are payable in a lump sum.

Executive Deferred Compensation Plan

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	December 31,
Name	2010	2010	2010(1)	Distributions	2010
(a)	(b)	(c)	(d)	(e)	(f)

J. Wayne Leonard	$—	$—	$106	$(204,006)	$—
Leo P. Denault	$—	$—	$—	$—	$—
Mark T. Savoff	$—	$—	$—	$—	$—
Richard J. Smith	$—	$—	$—	$—	$—
Gary J. Taylor	$—	$—	$—	$—	$—

(1)	Amounts in this column are not included in the Summary Compensation Table.

Defined Contribution Restoration Plan

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	December 31,
Name	2010	2010	2010(1)	Distributions	2010
(a)	(b)	(c)	(d)	(e)	(f)

J. Wayne Leonard	$—	$—	$(22,567)	$—	$210,098
Leo P. Denault	$—	$—	$—	$—	$—
Mark T. Savoff	$—	$—	$(1,912)	$—	$17,796
Richard J. Smith	$—	$—	$—	$—	$—
Gary J. Taylor	$—	$—	$—	$—	$—

(1)	Amounts in this column are not included in the Summary Compensation Table.

2010 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to the Named Executive Officers if the officer’s employment is terminated under specified conditions, including following a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Leonard, Mr. Denault and Mr. Smith.

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31,

2010, the last business day of our last fiscal year. For purposes of these tables, we assumed that our stock price was $70.83, the closing market price on that date.

J. Wayne Leonard
Chairman and Chief Executive Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which Entergy’s Chairman and Chief Executive Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2010:

			Termination					Termination
			for Good					Related to a
Benefits and Payments	Voluntary		Reason or				Change in	Change in
Upon Termination(1)	Resignation	For Cause	Not for Cause	Retirement(8)	Disability	Death	Control(9)	Control

Annual Incentive Payment(2)	—	—	—	—	—	—	—	$3,099,600
Severance Payment(3)	—	—	—	—	—	—	—	$8,495,487
Performance Units:(4)
2009-2011 Performance Unit Program	—	—	—	$1,062,450	$1,062,450	$1,062,450	—	$2,029,280
2010-2012 Performance Unit Program	—	—	—	$526,503	$526,503	$526,503	—	$2,029,280
Unvested Stock Options(5)	—	—	—	—	—	—	—	—
Unvested Restricted Units(6)	—	—	$7,083,000	—	$7,083,000	$7,083,000	—	$7,083,000
Medical and Dental Benefits(7)	—	—	—	—	—	—	—	—
280G Tax Gross-up(10)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Leonard would have been eligible to retire and entitled to receive his vested pension benefits. However, a termination “for cause” would have resulted in forfeiture of Mr. Leonard’s supplemental retirement benefit. Mr. Leonard is not entitled to additional pension benefits upon the occurrence of a change in control without termination of employment. For additional information regarding these vested benefits and awards, see “2010 Pension Benefits.”

(2)	In the event of a termination related to a change in control, Mr. Leonard would have been entitled under his retention agreement to receive a lump sum severance payment equal to the product of Mr. Leonard’s average maximum annual bonus opportunity under the Annual Incentive Plan for the Company’s two calendar years immediately preceding the calendar year in which his termination occurs. For purposes of this table, we have calculated the award at 200% of target opportunity and assumed a base salary of $1,291,500.

(3)	In the event of a termination related to a change in control, Mr. Leonard would have been entitled to receive pursuant to his retention agreement a lump sum severance payment equal to the sum of 2.99 times the sum of his (a) base salary plus (b) average Annual Incentive Plan award at target for the two calendar years immediately preceding the calendar year in which the termination occurs.

(4)	In the event of a termination related to a change in control, including a termination by Mr. Leonard for good reason, by the Company other than cause, disability or death, Mr. Leonard would have forfeited his performance units for all open performance periods and would have been entitled to receive a single sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Leonard’s severance payment was calculated by taking an average of the target performance units from the 2006-2008 Performance Unit Program (33,500 units) and the 2007-2009 Performance Unit Program (23,800 units). This average number of units (28,650 units) multiplied by the closing price of Entergy common stock on December 31, 2010 ($70.83) would equal a severance payment of $2,029,280 for the forfeited performance unit programs.

With respect to death, disability or retirement the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

2009 - 2011 Plan — 22,500 performance units at target, assuming a stock price of $70.83

2010 - 2012 Plan — 22,300 performance units at target, assuming a stock price of $70.83

(5)	In the event of retirement, death, disability or a termination related to a change in control, all of Mr. Leonard’s unvested stock options would immediately vest. In addition, Mr. Leonard would be entitled to exercise any outstanding options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Leonard exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2010, and the exercise price of each option share. As of December 31, 2010, the exercise price for all of Mr. Leonard’s unvested options exceeded the closing stock price and accordingly, no amounts are reported in the table with respect to the accelerated vesting of Mr. Leonard’s stock options.

(6)	Mr. Leonard’s 100,000 restricted units vest in two installments on December 3, 2011 and December 3, 2012. Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a termination related to a change in control, in the event of the termination of his employment by Mr. Leonard for good reason, by the Company other than for cause, or by reason of his death or disability.

(7)	Upon retirement Mr. Leonard would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to his retention agreement, in the event of a termination related to a change in control, Mr. Leonard would not be eligible to receive additional subsidized COBRA benefits.

(8)	As of December 31, 2010, Mr. Leonard is retirement eligible and would retire rather than voluntarily resign. Given this scenario, the compensation and benefits available to Mr. Leonard under retirement are substantially the same as available with a voluntary resignation.

(9)	The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments upon a change in control.

(10)	In December of 2010, Mr. Leonard voluntarily agreed to amend his retention agreement to eliminate excise tax gross up payments.

Under the terms of Mr. Leonard’s retention agreement, we may terminate his employment for cause upon Mr. Leonard’s:

•	willful and continued failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Board; or

•	willfully engaging in conduct that is demonstrably and materially injurious to us and which results in a conviction of, or entrance of a plea of guilty or nolo contendere (essentially a form of plea in which the accused refuses to contest the charges) to a felony.

In the event of a change in control, Mr. Leonard may terminate his employment for good reason upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;

•	the failure to continue to provide benefits substantially similar to those that he currently enjoys under any of the pension, savings, life insurance, medical, health and accident or disability plans, or the taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;

•	the failure to provide him with the number of paid vacation days to which he is entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Leo P. Denault
Executive Vice President and Chief Financial Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President and Chief Financial Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2010:

			Termination					Termination
			for Good					Related to a
Benefits and Payments	Voluntary	For	Reason or				Change in	Change in
Upon Termination(1)	Resignation	Cause	Not for Cause	Retirement(8)	Disability	Death	Control(9)	Control

Severance Payment(2)	—	—	$3,202,290	—	—	—	—	$3,202,290
Performance Units:(3)
2009-2011 Performance Unit Program	—	—	$371,858	—	$371,858	$371,858	—	$371,858
2010-2012 Performance Unit Program	—	—	$371,858	—	$371,858	$371,858	—	$371,858
Unvested Stock Options(4)	—	—	—	—	—	—	—	—
Unvested Restricted Units(5)	—	—	$1,699,920	—	$1,699,920	$1,699,920	—	$1,699,920
COBRA Benefits(6)	—	—	$13,962	—	—	—	—	—
Medical and Dental Benefits(7)	—	—	—	—	—	—	—	$13,962
280G Tax Gross-up(10)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see “2010 Pension Benefits.” In addition, Mr. Denault is subject to the following provisions:

•	Retention Agreement. Mr. Denault’s retention agreement provides that, unless his employment is terminated for cause, he will be granted an additional 15 years of service under the System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. Because Mr. Denault had not reached age 55 as of December 31, 2010, he is only entitled to this supplemental credited service and System Executive Retirement Plan supplemental benefits in the event of his death or disability.

•	System Executive Retirement Plan. If Mr. Denault’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan. In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Denault would be eligible for subsidized retirement (but not the additional 15 years of service) upon his separation of service even if he does not then meet the age or service requirements for early retirement under the System Executive Retirement Plan or have company permission to separate from employment.

(2)	In the event of a termination (not due to death or disability) by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), Mr. Denault would be entitled to receive, pursuant to his retention agreement, a lump sum severance payment equal to 2.99 times the sum of: his annual base salary plus the greater of his annual incentive award under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which Mr. Denault’s termination date occurs or (ii) Mr. Denault’s Annual Incentive Plan target award for the calendar year in which the effective date of the Agreement occurred (i.e., 2006). For purposes of this table, we have calculated the award using a base salary of $630,000 and target award of 70%.

(3)	In the event of a termination due to death or disability, by Mr. Denault for good reason, or by the Company not for cause (in all cases, regardless of whether there is a change in control), Mr. Denault would have forfeited his performance units for all open performance periods and would have been entitled to receive a single-sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would be calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s severance payment was calculated by taking an average of the target performance units from the 2006-2008 Performance Unit Program (6,000 units) and the 2007-2009 Performance Unit Program (4,500 units). This average number of units (5,250 units) multiplied by the closing price of Entergy stock on December 31, 2010 ($70.83) would equal a severance payment of $371,858 for the forfeited performance programs.

(4)	In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2010, and the exercise price of each option share. As of December 31, 2010, the exercise price for all of Mr. Denault’s unvested options exceeded the closing stock price and accordingly, no amounts are reported in the table with respect to the accelerated vesting of Mr. Denault’s stock options.

(5)	Mr. Denault’s 24,000 restricted units vest 1/3 on January 25, 2011, 1/3 on January 25, 2012 and 1/3 on January 25, 2013, provided he remains a full-time Entergy System company employee through each such vesting date. Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a change in control, Mr. Denault’s death or disability, or termination of employment by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control).

(6)	Pursuant to his retention agreement, in the event of a termination by Mr. Denault for good reason or by the Company not for cause, Mr. Denault would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(7)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Denault would be eligible to receive Company-subsidized medical and dental benefits for 18 months.

(8)	As of December 31, 2010, Mr. Denault is not eligible for retirement.

(9)	The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments upon a change in control.

(10)	In December of 2010, Mr. Denault voluntarily agreed to amend his retention agreement to eliminate excise tax gross up payments.

Under the terms of Mr. Denault’s retention agreement, Entergy may terminate his employment for cause upon Mr. Denault’s:

•	continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•	conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•	the substantial reduction in the nature or status of his duties or responsibilities;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•	the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);

•	the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mr. Denault may terminate his employment for good reason in the event of a change in control upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;

•	the failure to continue to provide benefits substantially similar to those that he currently enjoys under any of the pension, savings, life insurance, medical, health and accident or disability plans, or Entergy taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;

•	the failure to provide him with the number of paid vacation days to which he is entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement

Mark T. Savoff
Executive Vice President and Chief Operating Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President and Chief Operating Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2010:

			Termination					Termination
			for Good					Related to a
Benefits and Payments	Voluntary	For	Reason or				Change in	Change in
Upon Termination(1)	Resignation	Cause	Not for Cause	Retirement(6)	Disability	Death	Control(7)	Control

Severance Payment(2)	—	—	—	—	—	—	—	$2,998,970
Performance Units:(3)
2009-2011 Performance Unit Program	—	—	—	—	$226,656	$226,656	$339,984	$339,984
2010-2012 Performance Unit Program	—	—	—	—	$125,133	$125,133	$375,399	$375,399
Unvested Stock Options(4)	—	—	—	—	—	—	—	—
Medical and Dental Benefits(5)	—	—	—	—	—	—	—	$23,730
280G Tax Gross-up(8)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, if Mr. Savoff’s employment were terminated under certain conditions relating to a change in control, Mr. Savoff would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of these benefits, see “2010 Pension Benefits.” If Mr. Savoff’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)	In the event of a termination related to a change in control, Mr. Savoff would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated using the average annual target opportunity under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s date of termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $590,000.

(3)	In the event of a termination related to a change in control, Mr. Savoff would have been entitled to receive pursuant to the 2007 Equity Ownership Plan a lump sum payment relating to his performance units under the Performance Unit Program. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, the value of Mr. Savoff’s awards were calculated as follows:

2009 - 2011 Plan — 4,800 performance units at target, assuming a stock price of $70.83

2010 - 2012 Plan — 5,300 performance units at target, assuming a stock price of $70.83

With respect to death or disability, the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

(4)	In the event of death, disability or a change in control, all of Mr. Savoff’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Savoff exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2010, and the exercise price of each option share. As of December 31, 2010, the exercise price for all of Mr. Savoff’s unvested options exceeded the closing stock price and accordingly, no amounts are reported in the table with respect to the accelerated vesting of Mr. Savoff’s stock options.

(5)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Savoff would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(6)	As of December 31, 2010, Mr. Savoff is retirement eligible and would retire rather than voluntarily resign. Given this scenario, the compensation and benefits available to Mr. Savoff under retirement are substantially the same as available with a voluntary resignation.

(7)	Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments.

(8)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

Richard J. Smith
President, Entergy Wholesale Commodity Business

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the President, Entergy Wholesale Commodity Business would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2010:

			Termination					Termination
			for Good					Related to a
Benefits and Payments	Voluntary	For	Reason or				Change in	Change in
Upon Termination(1)	Resignation	Cause	Not for Cause	Retirement(6)	Disability	Death	Control(7)	Control

Severance Payment(2)	—	—	—	—	—	—	—	$3,278,535
Performance Units:(3)
2009-2011 Performance Unit Program	—	—	—	$226,656	$226,656	$226,656	$339,984	$339,984
2010-2012 Performance Unit Program	—	—	—	$125,133	$125,133	$125,133	$375,399	$375,399
Unvested Stock Options(4)	—	—	—	—	—	—	—	—
Medical and Dental Benefits(5)	—	—	—	—	—	—	—	—
280G Tax Gross-up(8)	—	—	—	—	—	—	—	—
Retention Agreement(9)	—	—	—	$967,500	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Smith would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see “2010 Pension Benefits.” In the event of a termination related to a change in control, pursuant to the terms of the Pension Equalization Plan, Mr. Smith would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Smith’s employment were terminated for cause, he would forfeit his benefit under the Pension Equalization Plan.

(2)	In the event of a termination related to a change in control, Mr. Smith would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $645,000.

(3)	In the event of a termination related to a change in control, Mr. Smith would have been entitled to receive pursuant to the 2007 Equity Ownership Plan a lump sum payment relating to his performance units under the Performance Unit Program. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, the value of Mr. Smith’s awards were calculated as follows:

2009 - 2011 Plan — 4,800 performance units at target, assuming a stock price of $70.83

2010 - 2012 Plan — 5,300 performance units at target, assuming a stock price of $70.83

With respect to death, disability or retirement the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

(4)	In the event of retirement, death, disability or a change in control, all of Mr. Smith’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options for the remainder of the ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Smith exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2010, and the exercise price of each option share. As of December 31, 2010, the exercise price for all of Mr. Smith’s unvested options exceeded the closing stock price and accordingly, no amounts are reported in the table with respect to the accelerated vesting of Mr. Smith’s stock options.

(5)	Upon retirement, Mr. Smith would be eligible for retiree medical and dental benefits. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Smith would not be eligible to receive additional subsidized medical and dental benefits.

(6)	As of December 31, 2010, Mr. Smith is retirement eligible and would retire rather than voluntarily resign. Given that scenario, the compensation and benefits available to Mr. Smith under retirement are substantially the same as available with a voluntary resignation.

(7)	Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payment upon a change in control.

(8)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

(9)	In December 2009, the Company entered into an agreement with Mr. Smith. The agreement provides that Mr. Smith is entitled to receive a lump sum cash payment equal to 1.5 times his base salary as of the date of separation form Entergy if either he (i) remains continuously employed at a management level for 24 months after the date of the public announcement that the Spin Transaction will not occur or (ii) he remains continuously employed in such capacity for at least six (6) months after such date and thereafter retires with the consent of our Chief Executive Officer prior to reaching such 24 months of service. We publicly announced that we no longer intended to pursue the Spin Transaction on April 5, 2010. If he retired on December 31, 2010 with permission from Entergy’s Chief Executive Officer, he would have been eligible to receive 1.5 times his base salary. See “Compensation Discussion and Analysis” for a complete description of Mr. Smith’s agreement.

Gary J. Taylor
Group President, Utility Operations

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Group President, Utility Operations would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2010:

			Termination					Termination
			for Good					Related to a
Benefits and Payments	Voluntary	For	Reason or				Change in	Change in
Upon Termination(1)	Resignation	Cause	Not for Cause	Retirement(6)	Disability	Death	Control(7)	Control

Severance Payment(2)	—	—	—	—	—	—	—	$2,897,310
Performance Units:(3)
2009-2011 Performance Unit Program	—	—	—	$226,656	$226,656	$226,656	$339,984	$339,984
2010-2012 Performance Unit Program	—	—	—	$125,133	$125,133	$125,133	$375,399	$375,399
Unvested Stock Options(4)	—	—	—	—	—	—	—	—
Medical and Dental Benefits(5)	—	—	—	—	—	—	—	—
280G Tax Gross-up(8)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Taylor would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see “2010 Pension Benefits.” In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Taylor would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Taylor’s employment were terminated for cause, he would not receive a benefit under the System Executive Retirement Plan.

(2)	In the event of a termination related to a change in control, Mr. Taylor would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to 2.99 times the sum of his base salary plus annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $570,000.

(3)	In the event of a termination related to a change in control, Mr. Taylor would have been entitled to receive pursuant to the 2007 Equity Ownership Plan a lump sum payment relating to his performance units under the Performance Unit Program. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, the value of Mr. Taylor’s awards were calculated as follows:

2009 - 2011 Plan — 4,800 performance units at target, assuming a stock price of $70.83

2010 - 2012 Plan — 5,300 performance units at target, assuming a stock price of $70.83

With respect to death, disability or retirement the award is pro-rated based on the number of months of participation in each Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

(4)	In the event of retirement, death, disability or a change in control, all of Mr. Taylor’s unvested stock options would immediately vest. In addition, he would be entitled to exercise his stock options for a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Taylor exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2010, and the exercise price of each option share. As of December 31, 2010, the exercise price for all of Mr. Taylor’s unvested options exceeded the closing stock price and accordingly, no amounts are reported in the table with respect to the accelerated vesting of Mr. Taylor’s stock options.

(5)	Upon retirement, Mr. Taylor would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Taylor would not be eligible to receive Company subsidized COBRA benefits.

(6)	As of December 31, 2010, Mr. Taylor is retirement eligible and would retire rather than voluntarily resign. Given that scenario, the compensation and benefits available to Mr. Taylor under retirement are substantially the same as available with a voluntary.

(7)	Under the 2007 Equity Ownership Plan, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments.

(8)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

In the following sections, we provide additional information regarding certain of the scenarios described in the tables above:

Termination Related to a Change in Control

Under our System Executive Continuity Plan, our Named Executive Officers will be entitled to the benefits described in the tables above in the event of a termination related to a change in control if their employment is terminated other than for cause or if they terminate their employment for good reason, in each case within a period commencing 90 days prior to and ending 24 months following a change in control.

A change in control includes the following events:

•	The purchase of 30% or more of either our common stock or the combined voting power of our voting securities, the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•	a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	fails to substantially perform his duties for a period of 30 days after receiving notice from our Board;

•	engages in conduct that is injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his employment is purported to be terminated other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, upon the completion of a transaction resulting in a change in control of the Company, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason. Any awards granted under the Equity Ownership Plan will become fully vested upon a change in control and the executive is involuntarily terminated without cause or terminates employment for good reason. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

•	violates his non-competition provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-competition provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options may no longer be exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under the Performance Unit

Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Performance Unit Program performance period, he could receive a payout under the Performance Unit Program based on the outcome of the performance cycle and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy System company employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Performance Unit Program, respectively. Unvested stock options issued under our Equity Ownership Plan vest on the retirement date and expire ten years from the grant date of the options. Any restricted units held (other than those issued under the Performance Unit Program) by the executive upon his or her retirement are forfeited, and perquisites (other than short-term financial counseling services) are not available following the separation date.

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that restricted units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” including:

•	all unvested stock options will vest immediately;

•	vested stock options will expire ten years from the grant date; and

•	restricted units may be subject to specific death benefits depending on the restricted unit agreement (as noted, where applicable, in the tables above).

Equity Compensation Plan Information

The following table summarizes the equity compensation plan information as of December 31, 2010. Information is included for equity compensation plans approved by the stockholders and equity compensation plans not approved by the stockholders. Information regarding the 2011 Entergy Corporation Equity Ownership and Long Term Cash Incentive Plan, which shareholders are being asked to approve pursuant to Proposal 5 in this Proxy Statement, is not included in this table

			Number of Securities
		Weighted	Remaining Available for
	Number of Securities to	Average	Future Issuance (Excluding
	be Issued Upon Exercise	Exercise	Securities Reflected in
	of Outstanding Options	Price	Column (a))
Plan	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	9,911,940	$76.56	2,258,812
Equity compensation plans not approved by security holders(2)	1,313,785	$41.40	—

Total	11,225,725	$72.45	2,258,812

(1)	Includes the Equity Ownership Plan, which was approved by the shareholders on May 15, 1998 and the 2007 Equity Ownership Plan which was approved by Entergy shareholders on May 12, 2006. 7,000,000 shares of Entergy common stock can be issued from the 2007 Plan, with no more than 2,000,000 shares available for non-option grants. The Equity Ownership Plan and the 2007 Plan (the “Plans”) are administered by the Personnel Committee of the Board of Directors (other than with respect to awards granted to non-employee directors, which awards are administered by the entire Board of Directors). Eligibility under the Plans is limited to the non-employee directors and to the officers and employees of an Entergy System employer and any corporation 80% or more of whose stock (based on voting power) or value is owned, directly or indirectly, by the Company. The Plans provide for the issuance of stock options, restricted shares, equity awards (units whose value is related to the value of shares of the common stock but do not represent actual shares of common stock), performance awards (performance shares or units valued by reference to shares of common stock or performance units valued by reference to financial measures or property other than common stock) and other stock-based awards.

(2)	Entergy has a Board-approved stock-based compensation plan. However, effective May 9, 2003, the Board has directed that no further awards be issued under that plan.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

Quarterly Cash Retainer.  Each non-employee director receives a quarterly cash retainer equal to the value of 75 shares of our common stock.

Meeting Attendance Fees.  In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and Committee Meetings:

Meeting	Fee

Board Meetings	$1,500
Committee Meetings(1) (in conjunction with Board meetings)	$1,000
Committee Meetings(1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1)	If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

Presiding Director and Chair Cash Retainers.  In 2010, the Presiding Director received an annual cash retainer of $20,000. The chairs of the Audit Committee and Nuclear Committee each received an annual cash retainer fee of $15,000 and the chairs of each of the Personnel Committee, Corporate Governance Committee and Finance Committee received an annual cash retainer of $10,000.

Equity-Based Compensation

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

Common Stock.  Each non-employee director receives a quarterly grant of 150 shares of common stock. Directors may defer receipt of these shares subject to certain conditions as phantom units of Entergy common stock. The deferred shares are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Phantom Units.  Under the Service Recognition Program for Outside Directors, non-employee directors are credited with 800 phantom units representing shares of common stock for each year of service on the Board. After five years, the director’s rights in the phantom units vest and he or she becomes entitled to receive, upon the conclusion of his or her service on the Board, the cash equivalent for each vested unit of one share of common stock on the date of the director’s retirement or separation from the Board. Payouts under the Service Recognition Plan occur over a five-year period in equal installments. Phantom units accumulate dividend equivalents. In the event of a change in control (as defined in the plan) and the termination of the director’s service, the phantom units vest and become immediately payable.

Other Benefits

Non-employee directors receive $1,500 for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting.

The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchases director and officer liability insurance, life insurance, accidental death and disability insurance and aircraft accident insurance for its non-employee directors. In addition, each non-employee director may receive an annual physical at the Company’s expense.

2010 Director Compensation Table

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2010:

	Fees
	Earned
	or Paid				All Other
	in Cash	Stock Awards		Option	Compensation
	($)	($)		Awards	($)	Total
Name (1)	(2)	(5)		($)	(6)	($)
(a)	(b)	(c)		(d)	(g)	(h)
						Excluding	With
		Stock	Retirement			Retirement	Retirement
		Grants(3)	Accruals(4)			Accruals	Accruals

Maureen S. Bateman	$87,831	$45,162	$60,056	—	$38,602	$171,595	$231,651
W. Frank Blount	$84,331	$45,162	$60,056	—	$63,892	$193,385	$253,441
Gary W. Edwards	$83,831	$45,162	$60,056	—	$16,448	$145,441	$205,497
Alexis M. Herman	$72,581	$45,162	$60,056	—	$18,719	$136,462	$196,518
Donald C. Hintz	$95,831	$45,162	$60,056	—	$28,979	$169,972	$230,028
Stuart L. Levenick	$66,581	$45,162	$60,056	—	$13,791	$125,534	$185,590
Stewart C. Myers	$69,331	$45,162	$43,766	—	$10,798	$125,291	$169,057
James R. Nichols	$70,581	$45,162	$60,056	—	$68,047	$183,790	$243,846
William A. Percy, II	$81,581	$45,162	$60,056	—	$27,325	$154,068	$214,124
W.J. “Billy” Tauzin	$69,331	$45,162	$60,056	—	$9,450	$123,943	$183,999
Steven V. Wilkinson	$97,831	$45,162	$60,056	—	$18,325	$161,318	$221,374

(1)	J. Wayne Leonard, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Leonard as an employee of the Company is shown in the Summary Compensation table on page 33.

(2)	The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, Presiding Director and Chair fees, and meeting fees, all of which are described under “Cash Compensation” above.

(3)	The amounts in this column represent the aggregate grant date fair value in accordance with accounting standards for the 150 shares of common stock granted on a quarterly basis to each non-employee director during 2010. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2010.

(4)	The amounts in this column represent the aggregate grant date fair value in accordance with accounting standards of retirement accruals for phantom units granted to each director. Under the Service Recognition Program for Outside Directors, each non-employee director is credited with 800 phantom units representing shares of common stock for each year of service on the Board. After five years, the director’s rights in the phantom units vest and the director becomes entitled to receive, upon the conclusion of service on the Board, the cash equivalent of one share of common stock for each vested unit on the date of the director’s retirement or separation.

(5)	As of the end of 2010, the outstanding phantom units issued under the Service Recognition Program for Outside Directors held by each of our directors were: Ms. Bateman 8,000; Mr. Blount 18,400; Mr. Edwards 3,831; Ms. Herman 5,600; Mr. Hintz 4,800; Mr. Levenick 3,831; Mr. Myers 583; Mr. Nichols 19,426; Mr. Percy 8,254; Mr. Tauzin 3,693; and Mr. Wilkinson 5,227. As of December 31, 2010, Mr. Hintz had 260,000 unexercised options outstanding.

(6)	The amounts in column (g) include dividends accrued under the Service Recognition Program and the following perquisites: (a) Company paid physical exams, related expenses and associated tax gross up payments; (b) personal air travel and associated tax gross-up payments; and (c) Company paid premiums for $25,000 life insurance and $25,000 accidental death and disability insurance.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members has served as an officer of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 24, 2011, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

	Amount and Nature
Name and Address of	of Beneficial
Beneficial Owner	Ownership	Percent of Class

T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, Maryland 21202	9,564,661	5.2%

(1)	Based on a Schedule 13G filed with the SEC on February 10, 2010, T. Rowe Price Associates, Inc. has indicated that it has sole voting power over 2,656,164 shares of Entergy common stock and sole power to dispose or to direct the disposition of 9,543,811 shares of Entergy common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of December 31, 2010 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

		Options Exercisable
Name	Shares(1)	Within 60 Days	Stock Units(2)

Entergy Corporation
Maureen S. Bateman	3,700	—	8,000
W. Frank Blount	12,834	—	18,400
Leo P. Denault	10,884	311,799	—
Gary W. Edwards	900	—	6,231
Alexis Herman	4,500	—	5,600
Donald C. Hintz	8,091	260,000	6,000
J. Wayne Leonard	360,710	1,679,133	2,966
Stuart L. Levenick	3,200	—	3,831
Blanche L. Lincoln	—	—	—
Stewart C. Myers	738	—	583
James R. Nichols(3)	8,889	—	19,426
William A. Percy, II	2,650	—	12,154
Mark T. Savoff	1,010	173,800	251
Richard J. Smith	42,272	405,266	—
W. J. Tauzin	3,100	—	3,693
Gary J. Taylor	1,454	314,833	—
Steven V. Wilkinson	4,255	—	5,227
All directors and executive officers as a group (23 persons)	489,778	3,619,048	92,362

(1)	The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

(2)	Represents the balances of phantom units each executive holds under the defined contribution restoration plan and the deferral provisions of the Equity Ownership Plan. These units will be paid out in either Entergy common stock or cash equivalent to the value of one share of Entergy common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For our directors, the phantom units are issued under the Service Recognition Program for Outside Directors. All non-employee directors are credited with units for each year of service on the Board. In addition, Messrs. Edwards, Hintz and Percy are deferring receipt of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

(3)	Excludes 6,059 shares that are owned by a charitable foundation that Mr. Nichols controls.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four independent directors. All members meet the independence criteria as defined by the New York Stock Exchange. During 2010, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2010, is available on Entergy’s website.

The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy’s financial statements and reports, Entergy’s internal auditors, as well Entergy’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy’s audited financial statements to generally accepted accounting principles.

The Committee held 12 meetings during 2010. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited annual financial statements and the unaudited interim financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting that is Integrated with an Audit of Financial Statements,” and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:

Steven V. Wilkinson, Chair Maureen S. Bateman	Stuart L. Levenick James R. Nichols

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2010 and 2009 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting were as follows:

	2010	2009

Audit Fees	$8,376,900	$9,175,534
Audit-Related Fees(a)	$1,235,000	$892,150

Total audit and audit-related fees	$9,611,900	$10,067,684
Tax Fees(b)	$43,812	—
All Other Fees	—	—

Total Fees(c)	$9,655,712	$10,067,684

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax advisory services.

(c)	100% of fees paid in 2010 and 2009 were pre-approved by the Audit Committee.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1. The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2. For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.

•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3. The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5. The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

MATTERS REQUIRING SHAREHOLDER ACTION

PROPOSAL 1 — Election of Directors

At our Annual Meeting, 11 people will be elected as members of the Board of Directors; in each case, to serve until the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Corporate Governance Committee of the Board of Directors has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. The number of directors constituting our Board is currently set at 13, but the Board has reduced the number of directors to 12 effective upon the Annual Meeting which will leave one vacancy on the Board immediately following the Annual Meeting. The Corporate Governance Committee is currently conducting a search for a candidate to fill the vacancy. Proxies cannot be voted for a greater number of directors than the 11 nominees as identified in this Proxy Statement.

There are no family relationships among our executive officers and directors. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

If you sign your proxy card but do not give instructions with respect to voting for directors, your shares will be voted for the 11 persons recommended by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE.

2011 NOMINEES FOR THE BOARD OF DIRECTORS

The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2010, period served as a director, position (if any) with the Company, business experience, directorships of other publicly-owned corporations (if any) and other professional affiliations.

MAUREEN SCANNELL BATEMAN Age 67 Director Since 2000

New York, New York

• Managing Director, Rose Hill Consultants, June 2010-present

• Former Of Counsel, Butzel Long (legal services), 2007 to June 2010

• Former General Counsel, Manhattanville College, December 2007-January 2010

• Former Partner, Holland & Knight LLP (legal services), 2004-2007

• Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)

• Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)

• Director of Evercore Trust Company

• Vice President — General of the American Irish Historical Society

• Trustee of the Gregorian University Foundation

• Director of Boston Bar Foundation

• Fellow of the American Bar Association

• Trustee-Fellow of Fordham University

• Treasurer and a Director of Fordham Law Alumni Trustees

GARY W. EDWARDS Age 69 Director Since 2005

Houston, Texas

• Presiding Director of the Board of Directors of Entergy Corporation (since October 2006)

• Former Senior Executive Vice President of Conoco Inc. (1999-2001); Former Executive Vice President of Conoco Inc. (1991-1999); Former Senior Vice President of DuPont (1991-1999)

• Director of Sunoco, Inc.

• Director of The Methodist Hospital, Houston, Texas

• Director Emeritus of Yellowstone Park Foundation

• Trustee of Kansas State University Foundation

• Former Member of Advisory Board of Compass Partners, LLP, New York (investment banking firm) (2002-2010)

• Member of Advisory Board of Theatre Under the Stars, Houston, Texas

• Former Director of Sunoco Logistics Partners LP

ALEXIS M. HERMAN Age 63 Director Since 2003

McLean, Virginia

• Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001

• Director of The Coca-Cola Company, Cummins, Inc. and MGM Mirage

• Former Secretary of Labor of the United States of America

• Former White House Assistant to the President of the United States of America

• Director of George Meany National Labor College, Bush-Clinton Haiti Fund, National Urban League and National Epilepsy Foundation

• Former Director of Presidential Life Insurance Company

DONALD C. HINTZ Age 67 Director Since 2004

Punta Gorda, Florida

• Former President, Entergy Corporation and Entergy Services, Inc.; former President and Chief Executive Officer of Entergy Operations, Inc.; and former President and Chief Operating Officer of System Energy Resources, Inc. (retirement commenced in 2004)

• Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee

• Former President and Vice President of the American Nuclear Society

• Director of Ontario Power Generation Inc.

• Former Director of Electric Power Research Institute Board

• Member of International Technical Advisory Board of Nuclear Electric Insurance Limited

• Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

J. WAYNE LEONARD Age 60 Director Since 1999

New Orleans, Louisiana

• Chairman of the Board of Directors of Entergy Corporation since August 2006

• Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since 1999

• Chief Operating Officer, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December 1998

• Former President, Cinergy Capital & Trading, Inc.

• Former President, Energy Commodities Business Unit of Cinergy Corp.

• Former Group Vice President and Chief Financial Officer of Cinergy Corp.

• Director of Tidewater, Inc.

• Director of Edison Electric Institute

• Former Trustee of United Way of Greater New Orleans

STUART L. LEVENICK Age 57 Director Since 2005

Peoria, Illinois

• Group President and Executive Office Member of Caterpillar Inc., a manufacturer of construction and mining equipment, since 2004

• Director of W. W. Grainger, Inc., (distributes facility maintenance products)

• Director of Advisory Board, Commerce Bank, Peoria, Illinois

• Director of Heart of Illinois United Way, Peoria Illinois

• Executive Director of U.S. Chamber of Commerce, Washington, D.C.

• Executive Director of Association of Equipment Manufacturers, Washington, D.C.

BLANCHE LAMBERT LINCOLN Age 50 Director Since 2011

Arlington, Virginia

• Former United States Senator for the State of Arkansas (1999-2011)

• Former United States Representative for the State of Arkansas (1993-1997)

• Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry

• Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging

STEWART C. MYERS Age 70 Director Since 2009

Cambridge, Massachusetts

• Robert C. Merton (1970) Professor of Financial Economics at the Massachusetts Institute of Technology Sloan School of Management

• Principal and Director of The Brattle Group (economic consulting firm) since 1991

• Co-Author, Principles of Corporate Finance

• Past President, American Finance Association

• Research Associate, National Bureau of Economic Research

WILLIAM A. PERCY, II Age 71 Director Since 2000

Greenville, Mississippi

• Chairman and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate)

• Chairman of Hope Enterprise Corporation (a non-profit economic development corporation)

• Former Partner of Trail Lake Enterprises (cotton farm and gin)

W. J. “BILLY” TAUZIN Age 67 Director Since 2005

Washington, DC

• Manager, Tauzin Strategic Networks, a consulting firm, since July 2010

• Former President and Chief Executive Officer, Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) (2005-2010)

• Former United States Representative for the State of Louisiana (1980-2005)

• Former Chairman, U.S. House Committee on Energy and Commerce

• Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation

•  Former Member, Louisiana House of Representatives (1972-1980)

• Director of LHC Group, Inc.

• Trustee of Keck Graduate Institute

• Director of Research America

STEVEN V. WILKINSON Age 69 Director Since 2003

Watersmeet, Michigan

• Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)

• Director of Cabot Microelectronics Corporation

• Director of Blackburn College

The Board includes a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies and experience on other companies’ boards, which provide an understanding of different business processes, challenges, and strategies. Others have experience in government relations. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The Corporate Governance Committee believes that each of the foregoing nominees enhances the collective knowledge and capabilities of the Board and is well qualified to serve as a director of Entergy. For example, our non-employee director nominees possess deep senior executive management experience across a wide range of industries, including financial services (Ms. Bateman); chemicals and oil and gas (Mr. Edwards); nuclear energy (Mr. Hintz); heavy equipment manufacturing (Mr. Levenick); and commercial real estate (Mr. Percy). Mr. Hintz also contributes his extensive knowledge of the Company gained as its former President; Ms. Bateman contributes her skills as an accomplished corporate attorney; Ms. Herman, a former United States Secretary of Labor, Ms. Lincoln, a former U.S. Senator and U.S. Representative, and Mr. Tauzin, a former U.S. Representative and former President and Chief Executive Officer of a major trade association, contribute their knowledge and experience in governmental and legislative affairs; Mr. Myers, a distinguished corporate finance professor and leader in the development of modern finance theory, contributes his knowledge of corporate finance; and Mr. Wilkinson, a former audit partner with a major international auditing firm, contributes his knowledge of accounting and auditing. The non-employee director nominees collectively also satisfy the Committee’s goal of geographical diversity, with the 11 nominees residing in nine states and the District of Columbia, including nominees with strong ties to the states of Arkansas (Ms. Lincoln), Louisiana (Mr. Tauzin), Texas (Mr. Edwards) and Mississippi (Mr. Percy). The Committee based the selection of each of its nominees on, among other things, its evaluation of the foregoing experience, qualifications, attributes and skills and its view that each nominee possesses the requisite judgment and integrity to serve with distinction on the Board of Directors.

PROPOSAL 2 —	Ratification of selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2011

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditors.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company’s annual audit for 2011. Deloitte & Touche LLP has served as the Company’s independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from shareholders at the meeting.

The Board of Directors and the Audit Committee recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL 3 —	Advisory Vote on Executive Compensation

Background of the Proposal

The Company asks that you approve, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” The Company is requesting this advisory vote as required by Section 14A of the Exchange Act. Your vote will not be binding on the Board of Directors. However, the Board of Directors and the Personnel Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is made in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our named executive officers’ cash compensation is paid in the form of annual performance bonuses which are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

The following items reflect our commitment to pay for performance and to maintaining a strong executive compensation governance framework:

•	Variable compensation is heavily weighted toward long-term incentives to align compensation with sustained shareholder returns; in fiscal 2010, 100% of long-term incentive awards for named executive officers were performance-based, consisting of performance units and stock options.

•	Incentive plans that are based upon targets that are approved by the Personnel Committee at the beginning of the applicable performance period, and which have minimum thresholds and maximum payment caps.

•	An annual risk assessment conducted by the Company’s management and reviewed and approved by our Personnel Committee to evaluate whether incentive programs drive behaviors that are demonstrably within the risk management parameters the Committee deems prudent.

•	“Double-triggers” for Named Executive Officers for severance benefits and equity acceleration in the event of a change in control with equity grants effective January 1, 2011 and beyond.

•	Elimination of excise tax gross-up payments for Named Executive Officers upon the payment of severance benefits in the event of a change in control.

•	Adoption in 2010 of a recoupment policy to claw back compensation under appropriate circumstances that is applicable to all incentive compensation paid to our Section 16 officers.

•	Adoption in 2010 of a policy that prohibits hedging and other speculative transactions in our common stock by our directors and employees.

•	Reduction of the maximum payout under our Long-Term Incentive Plan from 250% to 200% of target beginning with the 2011-2013 performance cycle, combined with an increase in the minimum payout from 10% to 25% of target, to better align with market practice.

•	Modification of the components of long-term compensation to increase the portion of long-term compensation that will be derived from performance units from 50% to 60% and decrease the portion that will be derived from restricted stock and stock options to 40%.

•	Addition of awards of restricted stock to our executive officers, beginning in 2011, as a component of long-term compensation.

•	Elimination of club dues as a perquisite for the members of the Office of Chief Executive and elimination of financial counseling as a perquisite for all executive officers, combined with the elimination of gross-up payments on all perquisites, except relocation.

The Compensation Discussion and Analysis discussion beginning on page 13 includes additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the following advisory resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s executive compensation.

PROPOSAL 4 — Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

Background of the Proposal

In addition to the foregoing advisory vote on executive compensation, we are asking that you cast a non-binding advisory vote on whether we should request a similar advisory vote on executive compensation every year, every two years, or every three years. We are requesting this vote as required by Section 14A of the Exchange Act, which requires that we ask our shareholders to cast an advisory vote on the frequency with which we will seek an advisory vote on executive compensation at least once every six years.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our shareholders, by allowing our shareholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our Proxy Statement every year.

Although the Board recommends that shareholders vote in favor of an annual advisory vote on executive compensation, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will deemed to be the frequency for the advisory vote on executive compensation that has been approved by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends the selection of one year as your preference for the frequency with which shareholders will be provided an advisory vote on executive compensation.

PROPOSAL 5 —	Approval of the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries

On January 28, 2011, the Personnel Committee and our Board of Directors unanimously approved and adopted, subject to the approval of our shareholders at the Annual Meeting, the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”). The Plan will continue to afford the Personnel Committee the ability to design compensatory awards that are responsive to our needs, and include authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our directors, officers and other employees.

We have historically granted equity awards under various plans, including most recently under the 2007 Equity Ownership and Long-Term Cash Incentive Plan (the “Existing Plan”). The Existing Plan has awards authorized but not granted at the date of this Proxy Statement. If approved by our shareholders, the Plan will become effective and no further awards will be made under the Existing Plan.

Why You Should Vote in Favor of the Plan

We believe our future success depends on our ability to attract, motivate and retain high quality employees and directors and that approval of the Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use equity-based awards to recruit and compensate our employees and directors.

The use of equity as part of our compensation program is also important to our continued success because it fosters a pay-for-performance culture, which is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on our stock performance. Because equity compensation awards under the Plan will be subject to vesting and/or performance criteria, the Plan also aligns the goals and objectives of our employees with the interests of our shareholders and promotes a focus on long-term value creation.

We also believe we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute shareholder equity and, therefore, we have carefully managed our equity incentive compensation to assure that the cost of equity compensation to our shareholders is reasonable in relation to the important benefits gained.

Plan Highlights

The Plan authorizes the Personnel Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and other awards for the purpose of providing our directors, officers and other employees incentives and rewards for superior performance. Some of the key features of the Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Plan” and in the Plan, a copy of which is set forth as Annex A to this Proxy Statement.

Administration.  The Plan will be administered by the Personnel Committee, which consists entirely of independent, non-employee directors.

Plan Limits.  Total awards under the Plan are limited to 5,500,000 shares. Shares covered by awards that are not earned, which are settled in cash or which are forfeited or terminated for any reason, and options which expire unexercised, shall again be available for subsequent awards under the Plan.

No Liberal Recycling Provisions.  As described above, the Plan generally provides that shares that are not earned, which are settled in cash or are terminated or forfeited or that relate to options that are not exercised, may be added back to the total number of shares available under the Plan. The Plan, however, provides that the following shares will not be added back to the aggregate plan limit: (1) shares tendered in payment of the option exercise price; (2) shares withheld by us to satisfy our tax withholding obligations; (3) shares that are repurchased by us with stock option proceeds and (4) stock-settled SARs (i.e., the full amount of the award is charged against available shares, even if only a net number of shares is delivered).

Minimum Vesting Periods.  The Plan generally provides that all awards that vest on the basis of continued employment or service or other time-based criteria will have a vesting period of at least three years and all awards that vest on the attainment of performance goals or other performance-based criteria will have a vesting period of at least 12 months; provided that up to 5% of the stock authorized under the Plan may be used for Full Value Share Awards not subject to these minimum vesting conditions.

No Repricing.  We have never repriced underwater stock options or SARs, and repricing of options and SARs is prohibited without shareholder approval under the Plan.

Change in Control Definition.  The Plan includes a definition of “change in control.” In general, a change of control will be deemed to have occurred if:

•	a person or group buys or otherwise acquires 30% or more of our common stock;

•	individuals who constitute our Board of Directors as of the effective date of the Plan cease for any reason to constitute at least a majority of our Board of Directors, unless their replacements are approved as described in the Plan;

•	we consummate a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in our ownership or directors; or

•	our shareholders approve our complete liquidation or dissolution or we complete the sale of all or substantially all of our assets.

Other Features.

•	The Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant.

•	The Plan is designed to allow awards made under the Plan to qualify as performance-based compensation under Section 162(m) of the Code.

•	All awards under the Plan are subject to the “clawback” policy adopted by our Board in 2010.

•	The Plan imposes “double-trigger” vesting for equity awards following a change in control.

In addition to providing for these key features in the Plan, our historical grants under our equity plans illustrate our commitment to appropriately managing equity compensation. From January 2008 to January 2011, we have awarded stock options and restricted stock averaging .6% of shares outstanding on an annual basis.

If the Plan is approved, our full dilution level on March 8, 2011 will be 3.1%. This level of full dilution assumes all 5,500,000 shares will actually be issued under the Plan. Management and our Board of Directors are cognizant of dilution levels and strive to maintain dilution at an appropriate level.

From January 1, 2011 to March 8, 2011, 30,132 stock options, with an average exercise price of $88.86, expired without being exercised. Thus, as of March 8, 2011:

•	There are a total of 178,777,374 of our common shares outstanding;

•	There are 11,288,487 stock options outstanding, with an average exercise price of $73.30 and average remaining term of 5.2 years;

•	There are a total of 166,800 full value awards outstanding, all of which are restricted shares; and

•	There are 1,019,960 common shares remaining available under our Existing Plan. If the Plan is approved by our shareholders, the Plan will become effective and no further awards will be made under the Existing Plan.

SUMMARY OF THE PLAN

The following summary of the material provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is set forth as Annex A to this Proxy Statement.

Term

If approved by the shareholders, the Plan will be effective as of the date of shareholder approval. No awards shall be granted under the Plan later than 10 years from the effective date.

Administration

Unless the Board provides otherwise, the Personnel Committee shall administer the Plan in accordance with its terms and shall have all powers, authority and discretion necessary or proper for such purpose, including the sole and exclusive power and discretion to:

•	grant awards to participants under the Plan, to select the participants to receive awards, to determine the type, size, terms and conditions of the awards to be made to each participant selected, to determine the time when awards to participants will be granted, and to prescribe the form of the agreements embodying awards made under the Plan;

•	determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine eligibility and participation of any individual;

•	make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan; and

•	adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan.

Notwithstanding the foregoing, the Plan shall be administered by the entire Board of Directors with respect to any award granted to a non-employee director.

Eligibility

Eligibility under the Plan is limited to the Company’s non-employee directors and to officers and employees of Entergy and any corporation 80% or more of whose stock (based on voting power) or value is owned, directly or indirectly, by Entergy (approximately 300 individuals). The Committee, in its sole discretion, will determine which individuals are eligible to participate in the Plan, provided that the Board will make all determinations with respect to any award granted to a non-employee director.

Securities Subject to the Plan

The number of shares of Company common stock that may be issued under the Plan may not exceed, in the aggregate, 5,500,000 shares of which no more than 2,000,000 shares shall be issued pursuant to the exercise of Incentive Stock Options.

As described below, the Plan also contains limits on the number of shares that may be issued pursuant to various types of awards under the Plan. Any award, or portion thereof, which is settled in cash, shall not be applied against the maximum number of shares that can be issued under the Plan. Shares covered by awards under the Plan which are not earned, or which are forfeited or terminated for any reason, and options which expire unexercised or which are exchanged for other awards under the Plan, shall again be available for subsequent awards under the Plan. The Plan, however, provides that the following shares will not be added back to the aggregate plan limit: (1) shares tendered in payment of the option exercise price; (2) shares withheld by us to satisfy our tax withholding obligations; (3) shares that are repurchased by us with stock option proceeds and (4) stock-settled SARs (i.e., the full amount of the award is charged against available shares, even if only a net number of shares is delivered).

Notwithstanding any other provision of the Plan, the Committee shall make or provide for such adjustments to the Plan, to the number and class of shares available thereunder or to any outstanding Awards, Award limits set forth in the Plan, and in the exercise, strike, or purchase price per share under any outstanding Award, as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of any change in the common stock, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of Entergy, or in the event of payment of a dividend or distribution to the shareholders of Entergy in a form other than common stock (excepting normal cash dividends) that has a material effect on the common stock.

Limits on Awards to Participants

The total number of shares of common stock any single participant may receive in any calendar year pursuant to an award of options or SARs granted under the Plan shall not exceed 1,500,000.

The total number of restricted share and restricted share unit awards that any individual may receive in any calendar year under the Plan is 500,000.

The value of performance units payable to a single participant who is described as a “covered employee” under the Code may not exceed 0.5% of the Company’s operating cash flow during any applicable performance period.

Stock Options

The Plan authorizes awards of stock options and SARs. Subject to the limits of the Plan, the Committee may grant options for such number of shares and having such terms as the Committee designates.

Options shall vest and be exercisable in the time-frame determined by the Committee, which shall be set forth in the Award agreement. No option shall be exercisable after ten years from the date such option is granted.

The option price determined by the Committee shall not be less than the fair market value on the date the option is granted. Once determined by the Committee, no price of any option shall be decreased, other than pursuant to customary adjustment provisions, unless that change is authorized by the Company’s shareholders.

Under the Plan, to the extent permitted under applicable law and the relevant option award agreement, the exercise price of an option shall be paid in full at the time of exercise at the election of the participant (i) in cash, (ii) in shares of common stock, (iii) in any combination of the foregoing, (iv) through the withholding of shares of common stock that would otherwise be issuable in connection with the exercise of the option, (v) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price of the option or (vi) any other legal form of payment that the Committee may deem appropriate. The Committee may limit the extent to which shares of common stock may be used in exercising Options.

Under no circumstances will any option be exercisable after it has terminated or expired.

Stock Appreciation Rights (SARs)

An SAR entitles the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the strike price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR will have been exercised. Payment of the amount determined under the forgoing formula may be made, in the discretion of the Committee, in cash, in shares of unrestricted common stock (valued at their fair market value on the date of exercise), or a combination thereof. SARs may be granted in tandem with all or any portion of a related Option or may be granted independently of any Option. The strike price for each SAR shall be established in the discretion of the Committee; provided, however, that (i) the strike price per share subject to a SAR granted in connection with an Option shall be the exercise price per share under the related Option and (ii) the strike price per share subject to a freestanding SAR shall be not less than the fair market value of a share of common stock on the grant date of the SAR. No SAR may be exercised after ten years from the date such SAR is granted.

Restricted Stock Awards

Subject to the limits of the Plan, the Committee may grant restricted shares for such number and having such terms as the Committee designates. The Committee shall determine the nature and extent of the restrictions on grants of restricted shares, the duration of such restrictions, and any circumstances under which restricted shares will be forfeited. Holders of restricted shares shall be entitled to any voting rights relative to the restricted shares. Dividends paid with respect to the restricted shares shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying restricted shares as well as any other transfer, forfeiture provisions or reinvestment requirements (including, without limitation, the reinvestment of such dividends in the form of common stock or equity awards) as the Committee may, in its discretion, determine.

Equity Awards

Subject to the limits of the Plan, the Committee may grant an award of a unit whose value is related to the value of shares of the Company’s common stock but does not represent actual shares of common stock (“Equity Awards”). Equity Awards shall be allocated to a participant’s Equity Award account subject to such restriction, terms and conditions as the Committee, in its discretion, may determine.

All Equity Awards granted to a participant shall mature and be distributed at such time as earned, vested and no longer subject to a timely and binding deferral election. All Equity Awards will be paid out in the form specified in the related award agreement. Dividend equivalents may be awarded in connection which may be paid currently or on a deferred basis. Dividend equivalents shall be subject to all conditions and restrictions of the underlying Awards to which they relate, including restrictions on transfer and risks of forfeiture as applicable to the underlying Award and any other provisions or reinvestment requirements.

In the discretion of the Committee, the Committee may award a participant Equity Awards in the form of RSUs, which shall be subject to such terms, restrictions on transfer and such forfeiture conditions as the Committee deems appropriate.

Performance Awards

The Committee may award Performance Awards represented by units denominated on the date of grant either in shares of common stock (Performance Shares) or in specified dollar amounts (Performance Units). At the time of making grants of Performance Awards, the Committee shall establish such terms and conditions as it shall determine applicable to such Awards. Recipients of Performance Awards are not required to provide consideration other than the rendering of service. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. Except to the extent inconsistent with the requirements for Awards intended to qualify as performance-based compensation for purposes of Code Section 162(m), the Committee may adjust performance goals to reflect an event either not directly related to the operations of Entergy or not within the reasonable control of Entergy’s management, or a change in accounting standards required by U.S. generally accepted accounting principles.

The performance goals to be used in connection with determining whether to grant Performance Awards under the Plan will be based upon or may relate to one or any combination of business criteria, such as performance, efficiency, or profitability, measured by specified levels of growth, in one or more of the following, as the Committee may determine: earnings measures (including, for example, basic earnings per share, diluted earnings per share, net income, pre-tax income, operating income, earnings before interest, taxes, depreciation and amortization or any combination thereof, and net operating profits after taxes); stock price, shareholder return measures (including, for example, total shareholder return, economic value added, cumulative shareholder value added, return on equity, return on capital employed, return on invested capital, return on assets, dividend payout ratio and cash flow, such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof); market share, sales, costs, fuel cost per million BTU, costs per kilowatt hour, retained earnings, budget achievement, revenue measures (including, for example, revenue and direct margin); valuation measures (including, for example, stock price increase, price to book value ratio, and price to earnings ratio); capital and risk measures (including, for example, debt to equity ratio, debt ratio, equity ratio, dividend payout as percentage of net income and diversification of business opportunities); productivity, return on sales, completion of acquisitions, cash available to parent, economic value added (EVA), expense control

(including, for example, operations & maintenance expense, total expenditures, expense ratios, and expense reduction); expense spending, capital/kwh, capital spending, gross margin, net margin, market capitalization, market value, profit margin, customer measures (including, for example, customer satisfaction, customer growth, service cost, service levels, responsiveness, bad debt collections or losses, and reliability, such as outage frequency, outage duration, and frequency of momentary outages); employee satisfaction; project measures (including, for example, completion of key milestones); production measures (including, for example, generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost). The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices. The Award and payment of any Award under the Plan with respect to a relevant Performance Period shall be contingent upon the attainment of the applicable Performance Goals.

Approval of the Plan will also constitute approval, for purposes of Section 162(m) of the Code, of the business criteria that may be used in connection with the performance goals and the other material terms contained in the Plan that are to be used in connection with Performance Awards thereunder and that are intended to qualify as “performance-based” compensation for purposes of Section 162(m).

Other Stock-Based Awards

The Committee may make other stock-based awards (“Other Awards”) as it deems appropriate. The terms and conditions of any Other Award shall be set forth in the applicable Award agreement or otherwise by the Committee. The circumstances (including any applicable performance goals) under which, and the number, if any, of shares of common stock or the amount of cash that shall then become payable to the holder of the Other Award shall be set forth in the applicable agreement or otherwise.

Transferability

Generally, no award under the Plan shall be transferable other than by will or the laws of descent and distribution.

Amendment

The Committee can amend the Plan in whole or in part at any time, including the adoption of amendments deemed necessary or desirable to qualify the awards under the laws of various states and under rules and regulations promulgated by the SEC with respect to officers and directors who are subject to the provisions of Section 16 of the Exchange Act, to comply with any applicable provisions of the Code, including Code Section 162(m), or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award granted under the Plan, without the approval of Company’s shareholders.

However, the Committee cannot take any action without the approval of Company’s shareholders that would cause the Plan to no longer comply with any regulatory requirements, materially increase benefits accruing to participants, materially increase the number of securities that may be issued under the Plan, or materially modify the requirements for participation in the Plan. In addition, if exemption from Code Section 162(m) deduction limits is to be continued, any such amendment shall be made with Board and shareholder approval, if necessary to comply with the requirements for the qualified performance-based compensation exception under Code Section 162(m).

Change in Control

If within 24 months following the effective date of a Change in Control (as defined in the Plan), a participant’s System employment is terminated by an Entergy System company without Cause or by Participant with Good Reason (such that the Participant is no longer employed by any Entergy System company), the following shall apply:

(a) with respect to Restricted Shares or other Awards subject to restrictions and issued under the Plan and outstanding as of the effective date of the Change in Control, all restrictions imposed on such Awards shall lapse effective as of the date the grantee’s employment is terminated;

(b) if during a performance period(s) applicable to a Performance Award granted under the Plan, and except to the extent otherwise paid in accordance with the terms of an individual agreement, a grantee shall forfeit the Performance Award and instead shall be entitled to receive a single-sum severance payment calculated using the average annual number of performance shares or performance units, as applicable, the grantee would have been entitled to receive under the Plan with respect to the two most recent Performance Periods that precede and do not include the grantee’s date of termination of system company employment. Such severance payment shall be determined by dividing by two the sum of the grantee’s annual target pay out levels (i.e., as if target performance under the Award was obtained) with respect to such two most recent Performance Periods; and

(c) any Options outstanding as of the effective date of the Change in Control that are not vested shall become fully vested and exercisable as of the date grantee’s employment is terminated, and any such vested and exercisable Options may be exercised within the remaining term of the Option award. Notwithstanding the foregoing, Incentive Stock Options shall be subject to the limitations under Section 422 of the Code including, without limitation, the applicable time limitations.

Federal Income Tax Effects

The federal income tax consequences applicable to the Company and grantees in connection with awards under the Plan are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, a participant will generally recognize income, and the Company will be entitled to a deduction, with respect to grants of performance awards, options, restricted stock, Equity Awards, performance awards, and other stock-based awards as follows:

•	Payments in Respect of Performance Awards. Any cash and/or the fair market value of any common stock received as payments in respect of performance awards under the Plan will constitute ordinary income to the officer or employee in the year in which paid, and the Company will be entitled to a deduction in the same amount.

•	Incentive Stock Options. The grant of an Incentive Stock Option will not result in any immediate tax consequences to the Company or the optionee. An optionee will not realize taxable income, and the Company will not be entitled to any deduction, upon the timely exercise of an Incentive Stock Option, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the Company will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Company will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

•	Nonqualified Stock Options. The grant of a Nonqualified Stock Option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a Nonqualified Stock Option, the optionee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price. The Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

•	Restricted Stock. A grantee generally will not realize taxable income upon an award of restricted stock. However, a grantee who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the common stock at the time of such lapse. Alternatively, and if permitted by the Committee, a grantee may elect to realize ordinary income on the date of receipt of the restricted common stock. At the time the grantee realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the grantee.

•	Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, the allowable federal income tax deduction by the Company for compensation paid to certain of its executive officers is limited to $1 million per year per officer. “Qualified performance-based compensation” is generally excluded from this deduction limit. Payments or grants (excluding grants of restricted stock that vest solely upon the passage of time or pure equity grants or stock bonuses) under the Plan are intended to qualify as performance-based compensation under Section 162(m) and the applicable regulations, which require the Plan to be approved by shareholders.

•	Code Section 409A. To the extent that any award under the Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

Director Grants

The Plan authorizes awards to non-employee directors. The Company currently expects that any future awards issued under the Plan to non-employee directors will be made on terms generally consistent with past practice in amounts determined by a fixed formula to be established by the Board of Directors.

The Board of Directors unanimously recommends that the shareholders vote FOR the proposal to approve the 2011 Entergy Corporation Equity Ownership and Long Term Cash Incentive Plan. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless a contrary vote is specified.

OTHER INFORMATION

Shareholder Proposals for 2012 Meeting

For a shareholder proposal to be included in the Proxy Statement for our next annual meeting, the proposal must be received by the Company at its principal offices no later than November 23, 2011. Also, under our Bylaws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 7, 2012 and not earlier than February 10, 2012.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation
Investor Relations
P. O. Box 61000
New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

J. Wayne Leonard
Chairman of the Board and Chief Executive Officer
Dated: March 24, 2011

ANNEX A

2011 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES

ARTICLE I

PURPOSE, ESTABLISHMENT AND TERM OF PLAN

1.1  Purpose.  The purpose of this 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”) is to promote the interests of Entergy Corporation (“Entergy”) and its shareholders by strengthening Entergy’s ability to (i) attract, motivate and retain executive personnel and other select employees and directors of outstanding ability upon whose judgment, initiative and efforts the financial success and growth of the business of Entergy largely depend; (ii) provide additional incentive, by means of performance-related incentives, for key personnel and directors to achieve longer-range performance goals; and (iii) align further the interests of Entergy’s management with the shareholders by enabling such individuals to participate in the long-term growth and financial success of Entergy.

1.2  Effective Date and Duration.  This Plan shall be effective as of the Effective Date, as set forth in Section 2.11, and shall govern Awards granted on or after the Effective Date. The Plan shall remain in effect until the earlier of (a) its termination by action of the Committee or the Board or (b) the date on which all of the shares of Common Stock available for issuance or reissuance under the Plan have been issued or reissued, as the case may be, and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. Provided, however, that Awards shall be granted, if at all, within ten (10) years following the Effective Date, and Incentive Stock Options, if any, shall be granted not later than ten (10) years following the date of Board approval of the Plan.

ARTICLE II

DEFINITIONS

The following words and phrases shall have the respective meanings under the Plan as set forth below, unless the context clearly requires a different meaning:

2.1  “Award” shall mean the beneficial interest in or right to any Option, SAR, Restricted Share, Equity Award, Performance Award or Other Stock-Based Award granted from time to time under the Plan by the Committee, subject to such restrictions, terms and conditions as the Committee may determine.

2.2  “Board” shall mean the Board of Directors of Entergy.

2.3  “Cause” shall mean:

(a) the willful and continuing failure by Participant to substantially perform Participant’s duties (other than such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Participant by the board of directors of the Employer, which demand specifically identifies the manner in which the board believes that the Participant has not substantially performed the Participant’s duties; or

(b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to any System Company, monetarily or otherwise; or

(c) conviction of, or entrance of a plea of guilty or nolo contendere to, a felony or other crime which has or may have a material adverse affect on Participant’s ability to carry out Participant’s duties or upon the reputation of any System Company; or

(d) a material violation by Participant of any agreement Participant has with a System Company; or

(e) unauthorized disclosure by Participant of the confidences of any System Company.

For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Employer.

2.4  “Change in Control” shall mean:

(a) the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of thirty percent (30%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation’s voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in subsection (b) below);

(b) the consummation of a merger or consolidation of Entergy Corporation, or any direct or indirect subsidiary of Entergy Corporation with any other corporation, other than a Non-CIC Merger, which shall mean a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, or the board of directors of the entity surviving such merger or consolidation, or the board of directors of any parent thereof (unless the failure of such individuals to comprise at least such a majority is unrelated to such merger or consolidation);

(c) the stockholders of Entergy Corporation approve a plan of complete liquidation or dissolution of Entergy Corporation or there is consummated an agreement for the sale or disposition by Entergy Corporation of all or substantially all of Entergy Corporation’s assets; or

(d) any change in the composition of the Board such that individuals who on the Effective Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Entergy Corporation) whose appointment or election by the Board or nomination for election by Entergy Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on such Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.

Provided, however, that no Change in Control shall be deemed to occur solely by virtue of (i) the insolvency or bankruptcy of Entergy Corporation; or (ii) the transfer of assets of Entergy Corporation to an affiliate of Entergy Corporation, provided such affiliate assumes the obligations under the Plan and agrees to continue uninterrupted the rights of the Participants under the Plan; or (iii) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Entergy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Entergy Corporation immediately following such transaction or series of transactions.

2.5  “Change in Control Period” shall mean the period commencing on the date of a Potential Change in Control and ending on the earlier of: (a) twenty-four (24) calendar months following the date of a Change in Control event, or (b) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.

2.6  “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulation under such section.

2.7  “Committee” shall mean the duly designated Personnel Committee of the Board, or such other committee of the Board as the Board may designate to administer this Plan. With respect to Awards granted to Outside Directors, the term “Committee” shall mean the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers in accordance with the same terms, conditions and limitations applicable to the Committee, unless otherwise specified in this Plan document.

2.8  “Common Stock” shall mean the common stock, par value of $0.01 per share, of Entergy.

2.9  “Covered Participant” shall mean a Participant who is a “covered employee” as defined in Code Section 162(m)(3), or who the Committee believes will be such a covered employee for a Plan Year.

2.10  “Dividend Equivalent” shall mean a credit, made at the discretion of the Committee or as otherwise provided by the Plan, and entitling the Participant to receive cash, shares of Common Stock, or other property equal in value to the cash or Common Stock dividend paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant.

2.11  “Effective Date” shall mean May 6, 2011, or such other date as the Plan shall be approved by the shareholders of Entergy.

2.12  “Employer” shall mean with respect to a given Participant and a given Award, the System Company by which such Participant is employed at the time such Award is granted under this Plan, unless otherwise determined by the Committee.

2.13  “Entergy” shall mean Entergy Corporation, a Delaware corporation, or any successor thereto.

2.14  “Equity Award” shall mean an Award of a unit whose value is related to the value of shares of Common Stock but does not represent actual shares of Common Stock at the time such an Award is granted, such as a Restricted Share Unit, as described in Article VIII of the Plan.

2.15  “Equity Award Account” shall mean the record of Equity Awards granted to a Participant under the Plan solely for accounting purposes, and shall not require a segregation of any Entergy System assets.

2.16  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and interpretive rulings and regulations.

2.17  “Fair Market Value” shall mean:

(a) with respect to Common Stock, the closing transaction price of a share of Common Stock, as reported on the New York Stock Exchange on the date as of which such value is being determined, or on the following trading date if that date is not a trading date, except in the case of an Award for which a Performance Period is established, in which case the preceding trading date shall be used if the last day of the Performance Period is not on a trading date. The Committee may designate a different time or method of determining the Fair Market Value, if appropriate, because of changes in the hours and methods of trading on the New York Stock Exchange. If the Common Stock ceases to be listed on the New York Stock Exchange, the Committee shall designate an alternative exchange, stock market or method of determining the Fair Market Value of the Common Stock.

(b) with respect to any property (including securities) other than Common Stock, the fair market value of such property as the Committee, in its discretion, may determine to be the Fair Market Value of such property. The Committee may vary its method of determination of the Fair Market Value of such other property, as provided in this Subsection 2.17(b), for different purposes under the Plan.

2.18  “Full Value Share Award” shall mean a Restricted Share or a Performance Award, Equity Award or Other Stock-Based Award that represents a full share of Common Stock and that is settled or paid in shares of Common Stock. A Full Value Share Award shall not include SARs or Options.

2.19  “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events:

(a) the substantial reduction or alteration in the nature or status of the Participant’s duties or responsibilities from those in effect on the date immediately preceding the first day of the Change in Control Period, other than an insubstantial and inadvertent act that is remedied by the System Company employer promptly after receipt of notice thereof given by the Participant and other than any such alteration primarily attributable to the fact that Entergy may no longer be a public company;

(b) a reduction of five percent (5%) or more in Participant’s base salary as in effect immediately prior to commencement of a Change in Control Period, which shall be calculated exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, the Participant elects to defer under: (1) a cash or deferred arrangement qualified under Code Section 401(k); (2) a cafeteria plan under Code Section 125; (3) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and (4) any other nonqualified or statutory deferred compensation plan, agreement, or arrangement in which the Participant may hereafter participate or be a party;

(c) requiring Participant to be based at a location outside of the continental United States and other than his primary work location as it existed on the date immediately preceding the first day of the Change in Control Period, except for required travel on business of any System Company to an extent substantially consistent with the Participant’s present business obligations;

(d) failure by System Company employer to continue in effect any compensation plan in which Participant participates immediately prior to the commencement of the Change in Control Period and that is material to Participant’s total compensation, including this Plan, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control Period, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by System Company employer to continue Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount and timing of payment of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control Period;

(e) any material reduction in the benefits provided to the Participant under any of the System Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to the Change in Control Period, the taking of any other action by System Company employer which would directly or indirectly materially reduce any of such benefits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to commencement of the Change in Control Period, or a material reduction in the number of paid vacation days to which Participant is entitled on the basis of years of service with the System in accordance with the System Company’s normal vacation policy in effect immediately prior to the Change in Control Period; or

(f) any purported termination of Participant’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.24 hereof; for purposes of this Plan, no such purported termination shall be effective in depriving Participant of the right to terminate employment for Good Reason.

Participant’s right to terminate his employment for Good Reason shall not be affected by Participant’s incapacity due to physical or mental illness. Participant’s continued employment for up to 180 days following the date Participant knew or should have known of the event giving rise to the claim of Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. For purposes of this Plan a Participant’s employment shall be deemed terminated by the Employer with Good Reason only if the Participant has incurred a “separation from service” within the meaning of Code Section 409A.

2.20  “Grant Date” shall mean the date specified by the Committee on which a grant of an Award shall become effective, which date shall not be earlier than the date on which the Committee acts with respect to such grant.

2.21  “Incentive Stock Option” means an Option that is intended to be, is designated in the Award grant and agreement as, and qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

2.22  “Key Employee” shall mean one of the following: (a) a System officer having annual compensation greater than $140,000 (adjusted for inflation pursuant to Code Section 416(i) and limited to the top 50 System officers), (b) a five percent owner of Entergy, or (c) a one percent owner of Entergy having annual System Company compensation of more than $150,000, subject to such other determinations made by the Committee, in its sole discretion, in a manner consistent with the regulations issued under Code Section 409A.

2.23  “Nonstatutory Stock Option” means an Option not intended to be an incentive stock option within the meaning of Section 422(b) of the Code.

2.24  “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, a Notice of Termination for Cause addressed to a System Management Participant is required to include a copy of a resolution duly adopted by the Board (after reasonable notice to the System Management Participant and an opportunity for the System Management Participant, together with his or her counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the System Management Participant was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

2.25  “Operating Cash Flow” shall mean the amount of operating cash flow for any given Performance Period, as determined by the Committee based on Entergy Corporation’s financial statements and in accordance with generally accepted accounting principles.

2.26  “Options” shall mean Incentive Stock Options or Nonstatutory Stock Options, or both, as described in Article VI of the Plan.

2.27  “Option Price” shall mean, with respect to each share of Common Stock subject to an Option, the price fixed by the Committee at which the share may be purchased pursuant to the exercise of the Option.

2.28  “Other Stock-Based Award” shall mean an Award other than an Option, SAR, Restricted Share, or Equity Award, granted from time to time under the Plan by the Committee subject to such restrictions, terms and conditions as the Committee may determine and denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock.

2.29  “Outside Director” shall mean a member of the Board who is not an officer or employee of a System Company.

2.30  “Participant” shall mean a person who is selected for an Award under this Plan, in accordance with Article V.

2.31  “Performance Award” shall mean an Award awarded subject to attainment of Performance Goals during the applicable Performance Period, as more fully described in Article IX.

2.32  “Performance Goals” shall mean the goals for a Performance Period as established by the Committee and against which performance will be measured.

2.33  “Performance Period” shall mean the period designated by the Committee during which Performance Goals must be attained.

2.34  “Plan” shall mean this 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, as amended from time to time.

2.35  “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

•	Entergy or any affiliate or subsidiary company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

•	the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred;

•	any System Company or any person or entity with the wherewithal to effectuate such action, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

•	any person or entity becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), either directly or indirectly, of securities of Entergy Corporation representing 20% or more of either the then outstanding shares of common stock of Entergy Corporation or the combined voting power of Entergy Corporation’s then outstanding securities (not including in the calculation of the securities beneficially owned by such person or entity any securities acquired directly from Entergy Corporation or its affiliates).

2.36  “Restricted Period” shall mean the period designated by the Committee during which Restricted Shares or Restricted Share Units shall be subject to a substantial risk of forfeiture and may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except as otherwise provided in the Plan and as the Committee may determine.

2.37  “Restricted Shares” shall mean shares of Common Stock that are awarded subject to restrictions on the holder’s right to sell, transfer, pledge or assign such shares and with such other restrictions as the Committee may determine, all as described in Article VII of the Plan.

2.38  “Restricted Share Units” shall mean Equity Awards that are subject to such restrictions on transfer and such forfeiture conditions as the Committee deems appropriate, all as described in Article VIII of the Plan.

2.39  “Retirement” shall mean the earlier of the attainment of (a) age 65 or (b) age 55 with at least 10 years of vesting service, as determined in accordance with the terms of the Entergy Corporation sponsored qualified defined benefit pension plan in which the Participant participates.

2.40  “SAR” or “Stock Appreciation Right” shall mean an Award representing, for each share of Common Stock subject to such SAR, a right granted to a Participant pursuant to Article VI of the Plan to receive payment in any combination of shares of Common Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the strike price established by the Committee in its sole discretion on the Grant Date of the Award and which shall be no less than the Fair Market Value of a share of Common Stock on the Grant Date.

2.41  “Specified Employee” shall mean a Participant who is a Key Employee at a time when the Employer or a member of any controlled group of corporations that includes the Employer is publicly traded on an established securities market whether inside or outside the United States. Whether a Participant is a Specified Employee shall be determined under rules established by the Committee in accordance with regulations under Code Section 409A. All determinations by the Committee with regard to whether a Participant is a Specified Employee shall be final and binding on the Participant for purposes of the Plan.

2.42  “System” shall mean Entergy and all System Companies and, except in determining whether a Change in Control has occurred, shall include any successor thereto.

2.43  “System Company” shall mean Entergy and any corporation 80% or more of whose stock (based on voting power) or value is owned, directly or indirectly, by Entergy and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Entergy, and, except in determining whether a Change in Control has occurred, shall include any successor thereto.

2.44  “System Management Level” shall mean, for purposes of determining a System Management Participant, one of the following management levels reflected in the human resources records of the System: (a) System Management Level 1; (b) System Management Level 2; (c) System Management Level 3; and (d) System Management Level 4.

2.45  “System Management Participant” shall mean a Participant who is currently, or was immediately prior to the commencement of a Change in Control Period, at one of the System Management Levels set forth in Section 2.44.

2.46  “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Entergy within the meaning of Section 422(b)(6) of the Code.

2.47  “Total Disability” and “Totally Disabled” shall have such meaning as defined under the Entergy Corporation sponsored group insurance plan covering total disability, and determinations of Total Disability shall be made by the insurance company providing such coverage on the date on which the Participant, whether or not eligible for benefits under such insurance plan, becomes Totally Disabled. However, in the absence of such insurance plan or in the event the individual is an Outside Director, the Committee shall make such determination. If a Specified Employee separates from service due to Total Disability, the provisions of Section 12.14(b) shall apply.

ARTICLE III

SHARES SUBJECT TO PLAN AND ALLOWED ADJUSTMENTS

3.1  Maximum Number of Shares Issuable.  The stock to be issued, transferred or sold under the Plan shall be Common Stock. Subject to adjustment as provided in Section 3.2, the maximum aggregate of five million five hundred thousand (5,500,000) shares of Common Stock shall be available for delivery pursuant to Awards of Options, SARs, Restricted Shares, Equity Awards or Other Stock-Based Awards granted from time to time under the Plan, of which no more than two million (2,000,000) shares of Common Stock in the aggregate may be issued in connection with the exercise of Incentive Stock Options. Any Award, or portion thereof, which is settled in cash shall not be applied against the maximum allocation of shares. Shares of Common Stock delivered under this Plan shall be authorized but unissued shares or open market shares of Entergy. Shares of Common Stock covered by Awards which are not earned, or which are forfeited or terminated for any reason, and Options which expire unexercised, shall again be available for subsequent Awards under the Plan. Notwithstanding the terms of the immediately preceding sentence to the contrary, Common Stock related to the following recycled Awards shall not again be available for Awards under the Plan: (a) Common Stock tendered to the Plan in connection with the payment of an Option, (b) Common Stock related to that portion of an Award utilized for the payment of withholding taxes, (c) Common Stock repurchased by Entergy using Option proceeds; and (d) Awards of SARs that may be settled in Common Stock (to the extent only actual shares of Common Stock delivered to Participants are otherwise counted against the maximum allocation of shares).

3.2  Adjustments Upon Changes in Capital Structure.  Notwithstanding any other provision of the Plan, the Committee shall make or provide for such adjustments to the Plan, to the number and class of shares available thereunder or to any outstanding Awards, Award limits set forth in the Plan, and in the exercise, strike, or purchase price per share under any outstanding Award, as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of any change in the Common Stock, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of Entergy, or in the event of payment of a dividend or distribution to the shareholders of Entergy in a form other than Common Stock (excepting normal cash dividends) that has a material effect on the Common Stock. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. The Committee in its sole discretion may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of Entergy or distributions as it deems appropriate, including modification of Performance Goals and Performance Periods. The adjustments determined by the Committee pursuant to this Section 3.2 shall be final, binding and conclusive.

3.3  Limitations on Option and SAR Repricing.  Except in connection with a corporate transaction involving Entergy (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares, such as described in Section 3.2), without prior shareholder approval the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

3.4  Other Limitations on Award Modifications.  The approval of Entergy’s shareholders shall be necessary to accelerate, lapse or waive restrictions except in the case of death, Total Disability, Retirement or terminations with Cause or for Good Reason following a Change in Control event.

ARTICLE IV

ADMINISTRATION

4.1  Administration of Plan.  The Committee shall operate and administer the Plan and shall have the authority to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons. The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Participants to qualify as performance-based compensation as provided under Code Section 162(m).

4.2  Powers of the Committee.  The Committee shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose. By way of illustration, the Committee shall have the following powers:

The Committee shall have the sole and exclusive power and discretion to grant Awards to Participants under the Plan, to select the Participants to receive Awards, to determine the type, size, terms and conditions of the Awards to be made to each Participant selected, to determine the time when Awards to Participants will be granted, and to prescribe the form of the agreements embodying Awards made under the Plan.

The Committee shall determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine eligibility and participation of any individual.

The Committee shall make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan.

The Committee may adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan.

Notwithstanding the foregoing, the Plan shall be administered by the Board with respect to any Award granted to an Outside Director.

4.3  Committee Actions.  All findings, decisions, or determinations of any type made by the Committee pursuant to the Plan, including factual determinations, any interpretation or construction of the Plan, and the specific conditions and provisions of the Awards granted under the Plan, shall be final and conclusive and shall be binding upon all persons including, without limitation, each Participant, beneficiary, legal representative, and any other interested parties. To the maximum extent permitted by applicable law, each member of the Committee and the Board shall be indemnified and held harmless by Entergy against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) any and all amounts paid by him or her in settlement thereof, with Entergy’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give Entergy an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under Entergy’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that Entergy may have to indemnify them or hold them harmless.

4.4  Delegation of Duties.  With the exception of the authority to grant Awards to persons subject to Sections 16(a) and 16(b) of the Exchange Act, to persons who are Covered Participants, or to make other determinations regarding such persons, the Committee may delegate to one or more of its members or to one or more agents, to the extent permitted by law, such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

4.5  Reliance on Reports.  The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, Entergy and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons.

4.6  Non-Uniform Determinations.  The Board’s and the Committee’s respective determinations under the Plan, including without limitation, determinations as to the key employees or Outside Directors to receive Awards, the terms and provisions of such Awards and the agreement(s) evidencing the same, need not be uniform and may be made by it selectively among the key employees or outside directors who receive or are eligible to receive Awards under the Plan, whether or not such key employees or Outside Directors are similarly situated.

ARTICLE V

ELIGIBILITY, PARTICIPATION AND AWARD LIMITS

5.1  Eligibility.  Those individuals eligible for Awards under the Plan are (a) Outside Directors and (b) those select employees of a System Company determined to have significant responsibility for the continued growth, development and financial success of the System Companies.

5.2  Participation.  Subject to the provisions of the Plan, and with the exception of grants to Outside Directors as determined by the Board, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Award, and such individuals shall become Participants.

5.3  Minimum Vesting.  Except as otherwise specifically provided in Article XIII, any Awards that vest on the basis of the Participant’s continued employment or service or other time-based criteria shall provide for a vesting period of at least three (3) years, and any Awards that vest upon the attainment of Performance Goals or other performance-based criteria shall provide for a vesting period of at least twelve (12) months (such vesting periods, in the discretion of the Committee, may occur in full at the end of such period or may occur in specified installments over such period); provided, however, that the Committee may, in its discretion, provide that a Participant will remain eligible to receive all or a portion of an Award upon death, Total Disability, Retirement, or an Outside Director’s separation from the Board, but such Participant shall otherwise remain subject to the same vesting and payment provisions as all other Participants. Notwithstanding the immediately preceding sentence, five percent (5%) of the shares of Common Stock authorized under this Plan shall not be subject to the minimum vesting requirements set forth in this Section 5.3; provided those shares are delivered for Full Value Share Awards.

5.4  Participant Total Award Limits.  Subject to adjustment as provided in Section 3.2, the following limitations shall apply to the grant of any Award:

(a) Options and SARs. No Participant shall be granted in any calendar year one or more Options or SARs (but only to the extent such SAR is not granted in tandem with an Option) that in the aggregate may become excercisable with respect to more than 1,500,000 shares of Common Stock reserved for issuance under the Plan.

(b) Restricted Shares and Restricted Share Units. No Participant shall be granted in any calendar year one or more Restricted Share Awards or Restricted Share Unit Awards, subject to applicable vesting and performance requirements, with respect to more than 500,000 shares of Common Stock reserved for issuance under the Plan.

(c) Performance Awards. The value of Performance Awards payable to a single Covered Participant shall not exceed 0.5% of Operating Cash Flow during any applicable Performance Period.

ARTICLE VI

STOCK OPTIONS AND
STOCK APPRECIATION RIGHTS (SARs)

6.1  General Provisions.  Options and SARs shall be subject to such terms and conditions, exercisable at such time or times, and evidenced by such form of Award agreement between the Participant and the Employer, as the Committee shall determine; provided, however, that such determinations are not inconsistent with the other provisions of the Plan, including those set forth in Article V and in this Article.

6.2  Grant of Option.  Options may be in the form of either an Incentive Stock Option or Nonstatutory Stock Option; provided, however, that only Participants who are System Company employees shall be eligible for Awards of Incentive Stock Options. An Incentive Stock Option granted to a prospective employee upon the condition that such person become an employee of a System Company shall be deemed granted effective on the date such person commences service with a System Company, with an exercise price determined as of such date.

(a) If the Award agreement evidencing an Option does not contain a specific designation that it is an Incentive Stock Option, it shall be an Award of Nonstatutory Stock Options.

(b) To the extent the Committee elects to grant Incentive Stock Options under the Plan, such Incentive Stock Options shall be subject to the limitations under Section 422 of the Code including, without limitation, the applicable time limitations.

(c) The aggregate fair market value (determined in each instance on the Grant Date of an Incentive Stock Option) of the Common Stock with respect to which an Incentive Stock Option is first exercisable by any Participant in any calendar year shall not exceed $100,000 or any other limit prescribed in the Code for the Participant. To the extent such fair market value exceeds $100,000, such Option shall be treated, for federal income tax purposes, as a Nonstatutory Stock Option. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Common Stock shall be determined as of the time the Option with respect to such Common Stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

6.3  Option Price.

(a) The Option Price determined by the Committee shall not be less than the Fair Market Value on the date the Option is granted. In addition, no Option shall be exchanged for cash, except as the Committee may determine to be necessary or desirable in connection with a corporate transaction approved by the Board.

(b) No Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the effective date of the grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.4  Term of Options.  Subject to Section 5.3, the Committee, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, which shall be set forth in the Award agreement; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the Grant Date of such Option, and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the Grant Date of such Option.

6.5  Exercise of Options.  Subject to the terms and conditions as specified in an Award agreement and to all applicable legal requirements, an Option may be exercised during the term thereof and the specified number of shares with respect to such Option exercise shall be issued, following receipt by Entergy of (a) notice of the exercise of an Option (in accordance with procedures that the Committee shall have specified in the Award agreement or otherwise) delivered to Entergy’s Secretary or his or her designee, (b) payment, as provided in the Plan, of the Option Price, and (c) satisfaction of the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise. The Committee may also permit Participants, either on a selective or aggregate basis, simultaneously to exercise Options and sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

6.6  Payment.  To the extent permitted under applicable law and the relevant Option Award agreement, the exercise price of an Option shall be paid to Entergy in full at the time of exercise at the election of the Participant (a) in cash, (b) in shares of Common Stock having a Fair Market Value on the exercise date equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and partly in such shares of Common Stock, (d) through the withholding of shares of Common Stock (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate exercise price of the Option, (e) through the delivery of irrevocable instructions to a broker to deliver promptly to Entergy an amount equal to the aggregate exercise price of the Option, or (f) any other legal form of payment that the Committee may deem appropriate. The Committee may limit the extent to which shares of Common Stock may be used in exercising Options. The Committee reserves, at any and all times, the right, in its sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a cashless exercise, including with respect to one or more Participants specified by Entergy notwithstanding that such program or procedures may be available to other Participants.

6.7  Shareholder Rights.  Prior to Option exercise, a Participant shall have no rights to dividends or other rights of a shareholder with respect to shares of Common Stock subject to such Option. A Participant shall have rights to future dividends and other rights of a shareholder with respect to such shares of Common Stock only after the Participant has given written notice to the Committee or its delegate of exercise of the Option and satisfied all other conditions to exercise such Option as imposed by the Committee pursuant to the Plan.

6.8  Termination of Service.  Unless a Participant’s Award agreement provides otherwise:

•	subject to the Change in Control immediate vesting provisions set forth in Article XIII, an Option or SAR shall terminate, shall be forfeited and may no longer be exercised 90 days after the Participant ceases to be a System Company employee for any reason other than termination for Cause, Total Disability, death or Retirement;

•	all Options and SARs shall terminate, shall be forfeited and may no longer be exercised upon a System Company employee Participant’s termination for Cause;

•	if a System Company employee’s employment is terminated by reason of Total Disability or Retirement, or an Outside Director separates from the Board, all Options and SARs held by the Participant will immediately vest and may be exercised within the remaining term of the Option or SAR Award; and

•	if the Participant dies while in the employ of a System Company or while serving as an Outside Director, the Options and SARs held by such Participant will immediately vest and, within the remaining term of each Option and SAR award, be exercised by the legal representative of the Participant’s estate, or if it has been distributed as part of the estate, by the person or persons to whom the Participant’s rights under the Option and SAR shall pass by will or by the applicable laws of descent and distribution.

In no event may an Option or SAR be exercised to any extent by anyone after the expiration or termination of such Option or SAR. In addition, Incentive Stock Options shall be subject to the limitations under Section 422 of the Code including, without limitation, the applicable time limitations.

6.9  Stock Appreciation Rights.  SARs shall be evidenced by Award Agreements specifying the number of shares of Common Stock subject to the Award, in such form as the Committee shall from time to time establish.

(a)  Grant and Terms of SARs.  SARs may be granted in tandem with all or any portion of a related Option or may be granted independently of any Option. The strike price for each SAR shall be established in the discretion of the Committee; provided, however, that (i) the strike price per share subject to a SAR granted in connection with an Option shall be the exercise price per share under the related Option and (ii) the strike price per share subject to a freestanding SAR shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date of the SAR. A SAR granted in connection with an Option will expire no later than the related Option expires and shall be exercisable only at the time and to the extent the related Option is exercisable, subject to such provisions as the Committee may specify where the SAR is granted with respect to less than the full number of shares of Common Stock subject to the related Option. Subject to the provisions of Section 6.9, a SAR granted without relation to an Option shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award agreement evidencing such SAR; provided, however, that no such SAR shall be exercisable after the expiration of ten (10) years after the Grant Date of such SAR.

(b)  Payment of SARs.  A SAR shall entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the strike price established for such SAR on its Grant Date, by (ii) the number of shares as to which such SAR will have been exercised. Payment of the amount determined under the forgoing formula may be made, in the discretion of the Committee, in cash or shares of unrestricted Common Stock (valued at their Fair Market Value on the date of exercise), or a combination thereof.

ARTICLE VII

RESTRICTED SHARE AWARDS

7.1  Grant of Restricted Shares.  The Committee may award Restricted Shares to such key employees and Outside Directors whom the Committee determines to be eligible pursuant to the terms of Article V. An Award of Restricted Shares may be subject to restrictions on transfer and forfeiture provisions, all as the Committee may determine. Such Restricted Shares shall be awarded based on such other terms and conditions as the Committee shall from time to time determine subject to the provisions of the Plan; provided, however, the Participant shall be entitled to any voting rights relative to such Restricted Shares during the Restricted Period. If either the grant of a Restricted Share Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth with respect to Performance Awards, including, but not limited to, those procedures related to the setting and certification of Performance Goals, and the requirement that the Performance Goal(s) be based on one or more of the business criteria referenced in Section 9.3.

7.2  Award of Restricted Shares.  At the time an Award of Restricted Shares is made, the Committee shall establish the Restricted Period applicable to such Award. Each Award of Restricted Shares may have a different Restricted Period.

7.3  Restricted Period.  Subject to Section 5.3, the Restricted Period may be based on the continued employment of the Participant with a System Company for a specified time period or periods or on the attainment of specified business goals or measures established by the Committee in its sole discretion, including, without limitation, Performance Goals as described in Article 9.

7.4  Shareholder Rights.  Unless otherwise set forth in the Award agreement relating to a Restricted Share Award, and subject to the terms and conditions of a Restricted Share Award, the holder of such Award shall have all rights as an Entergy shareholder, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the preceding sentence, any and all cash and stock dividends paid with respect to the Restricted Shares shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying Restricted Shares and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends in the form of Common Stock and/or Equity Awards) as the Committee may, in its discretion, determine. The Participant shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional shares received pursuant to Section 3.2.

7.5  Forfeiture.  Upon the forfeiture of any Restricted Shares (including any additional Restricted Shares which may result from the reinvestment of cash and stock dividends in accordance with such rules as the Committee may establish), such forfeited shares shall be surrendered.

7.6  Share Issuance.  During the Restricted Period, the Restricted Shares shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Share Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the agreement relating to the Restricted Share

Award. All such certificates shall be deposited with Entergy, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to Entergy of all or a portion of the shares of Common Stock subject to the Restricted Share Award in the event such Award is forfeited in whole or in part.

7.7  Expiration of Restricted Period.  Subject to the Change in Control immediate vesting provisions set forth in Article XIII, upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares (including any dividends reinvested in Common Stock) with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law, to the Participant or the Participant’s beneficiary or estate, as the case may be. Also at such time, any dividends on the Restricted Shares that were reinvested in Equity Awards shall be payable in cash to the Participant or the Participant’s beneficiary or estate, as the case may be.

7.8  Section 83(b) Election.  The Committee may provide in an Award agreement that the Award of Restricted Shares is conditioned upon the Participant refraining from making an election with respect to the Award under Section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Shares, the Participant shall be required to promptly provide a copy of such election to Entergy or the Committee, as the Award agreement may specify.

ARTICLE VIII

EQUITY AWARDS

8.1  Issuance of Equity Awards.  An Equity Award, including, but not limited to, Restricted Share Units, may be granted to key employees and Outside Directors determined to be eligible pursuant to the terms of Article V. Subject to the remaining provisions of this Article VIII, Equity Awards shall be allocated to a Participant’s Equity Award Account at such time or times, in such amounts, and subject to such restrictions, terms and conditions as the Committee, in its discretion, may determine.

8.2  Funding.  In the case of Equity Awards granted under the Plan, no shares of Common Stock shall be issued at the time the Award is made, and Entergy, the Employer and Plan, or any one of them, shall not be required to set aside a fund for the payment of any such Award.

8.3  Maturity of Equity Awards.  Subject to Section 5.3, all Equity Awards granted to a Participant shall become vested and payable at the time or times or under such circumstances as the Committee shall from time to time determine and specify in the Award agreement.

8.4  Payment of Equity Awards.  A Participant who has an Equity Award allocated to his Equity Award Account shall be entitled to receive a distribution from the Employer with respect to each then mature Equity Award allocated to his Equity Award Account at such time as any such Equity Award has been earned and vested and is no longer subject to a timely and binding deferral election as may be specified in the Agreement. Equity Awards shall be paid out in the form set forth in the Award agreement, as the Committee may determine.

8.5  Dividend Equivalents.  Dividend Equivalents may be awarded in connection with an Award (other than an Option or SAR) and may be paid currently or on a deferred basis. The Committee may provide at the Date of Grant or thereafter that the Dividend Equivalent shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock or such other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents shall be subject to all conditions and restrictions of the underlying Awards to which they relate, including restrictions on transfer and risks of forfeiture as applicable to the underlying Award and any other provisions or reinvestment requirements.

ARTICLE IX

PERFORMANCE AWARDS

9.1  Performance Awards.  The Committee may award Performance Awards represented by units denominated on the Date of Grant either in shares of Common Stock (Performance Shares) or in specified dollar amounts (Performance Units). At the time of making grants of Performance Awards, the Committee shall establish such terms and conditions as it shall determine applicable to such Awards. Recipients of Performance Awards are not required to provide consideration other than the rendering of service. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award.

9.2  Performance Goals.  The Committee may determine that an Award shall be subject to the satisfaction of such performance goals as established by the Committee. As determined by the Committee, achievement of the Performance Goals may be measured (a) individually, alternatively or in any combination, (b) with respect to Entergy, a subsidiary, division, business unit, product line, product, or any combination of the foregoing, or (c) on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, to an index, or to other external measures. The Performance Goals established by the Committee and/or the results for any Performance Period shall be adjusted by the Committee in the event of a Section 3.2 adjustment. Further, except to the extent inconsistent with the requirements for Awards intended to qualify as performance-based compensation for purposes of Code Section 162(m), Performance Goals may be adjusted by the Committee to reflect an event either not directly related to the operations of Entergy or not within the reasonable control of Entergy’s management, or a change in accounting standards required by U.S. generally accepted accounting principles.

9.3  Performance-Based Compensation.  For an Award that is subject to Performance Goals, including one that is intended to qualify as “performance-based compensation” under Code Section 162(m), the applicable Performance Goals will be based upon or may relate to one or any combination of business criteria, such as performance, efficiency, or profitability, measured by specified levels or of growth, in one or more of the following, as the Committee may determine: earnings measures (including, for example, basic earnings per share, diluted earnings per share, net income, pre-tax income, operating income, earnings before interest, taxes, depreciation and amortization or any combination thereof, and net operating profits after taxes); stock price, shareholder return measures (including, for example, total shareholder return, economic value added, cumulative shareholder value added, return on equity, return on capital employed, return on invested capital, return on assets, dividend payout ratio and cash flow, such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof); market share, sales, costs, fuel cost per million BTU, costs per kilowatt hour, retained earnings, budget achievement, revenue measures (including, for example, revenue and direct margin); valuation measures (including, for example, stock price increase, price to book value ratio, and price to earnings ratio); capital and risk measures (including, for example, debt to equity ratio, debt ratio, equity ratio, dividend payout as percentage of net income and diversification of business opportunities); productivity, return on sales, completion of acquisitions, cash available to parent, economic value added (EVA), expense control (including, for example, operations & maintenance expense, total expenditures, expense ratios, and expense reduction); expense spending, capital/kwh, capital spending, gross margin, net margin, market capitalization, market value, profit margin, customer measures (including, for example, customer satisfaction, customer growth, service cost, service levels, responsiveness, bad debt collections or losses, and reliability, such as outage frequency, outage duration, and frequency of momentary outages); employee satisfaction; project measures (including, for example, completion of key milestones); production measures (including, for example, generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost). The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices. Other than by adjustments to the Performance Goals and/or performance results in accordance with Section 9.2, the Committee may not waive the achievement of the applicable Performance Goals except in the case of the death or Total Disability of the grantee or following a Change in Control. The Award and payment of any Award under this Plan with respect to a relevant Performance Period shall be contingent upon the attainment of the applicable Performance Goals. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for purposes of meeting the certification requirements of Code Section 162(m). All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary or appropriate.

9.4  Maturity of Performance Awards.  Subject to Section 5.3, all Performance Awards granted to a Participant shall become vested and payable at the time or times or under such circumstances as the Committee shall from time to time determine and specify in the Award agreement.

9.5  Payment of Performance Awards.  Performance Awards may be paid out in cash, Common Stock, other property or a combination thereof. Any and all dividends or Dividend Equivalents payable with respect to Performance Awards shall be subject to the same restrictions, contingencies and risks of forfeiture as applicable to the underlying Performance Awards and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends and dividend equivalents in the form of Common Stock and/or Equity Awards) as the Committee, in its discretion, may determine.

ARTICLE X

OTHER STOCK-BASED AWARDS

10.1  Terms of Award.  Subject to the limits described in this Plan, and in addition to the Awards set forth in preceding Articles, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Other Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate. The terms and conditions of any Other Stock-Based Award shall be set forth in the applicable Award agreement or otherwise by the Committee, including the circumstances (and any applicable Performance Goals) under which and the amount of cash and/or shares of Common Stock, if any, that shall then become payable to the holder of the Award.

ARTICLE XI

TERMINATION OR AMENDMENT OF THE PLAN

11.1  Termination or Amendment.  The Committee shall have the right, authority and power to alter, amend, modify, suspend, revoke or terminate the Plan in whole or in part at any time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of various states and under rules and regulations promulgated by the Securities and Exchange Commission with respect to officers and directors who are subject to the provisions of Section 16 of the Exchange Act, to comply with any applicable provisions of the Code, including Code Section 162(m), or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan, without the approval of Entergy’s shareholders; provided, however, that the approval of Entergy’s shareholders shall be necessary to amend or modify the Plan if such amendment or modification would (a) cause the Plan to no longer comply with regulatory requirements; (b) materially increase the benefits accruing to participants under the Plan; (c) materially increase the shares of Common Stock reserved for issuance under the Plan; or (d) materially modify the requirements for participation in the Plan. In addition, if exemption from Code Section 162(m) deduction limits is to be continued, any such amendment shall be made with shareholder approval if necessary to comply with the requirements for the qualified performance-based compensation exception under Code Section 162(m).

11.2  Amendment or Termination Affecting Outstanding Awards.  Except as provided in Section 14.2 of the Plan, no amendment or termination or modification of the Plan shall in any manner adversely affect any Award previously granted without the consent of the Participant; provided, however, that in connection with a Change in Control, the Committee may amend, modify, or terminate the Plan in a manner that does adversely affect Awards previously granted upon a finding by the Committee that the amendment or modification is in the best interest of holders of outstanding Awards affected by the amendment or modification; for purposes of this provision, acceleration of payment of an Award without reduction in the amount of the Award shall not be considered as adversely affecting an Award.

ARTICLE XII

GENERAL PROVISIONS

12.1  Fractional Shares.  The Employer shall not be required to deliver any fractional share of Common Stock but may pay, in lieu thereof, the Fair Market Value of such fractional share to the Participant or the Participant’s beneficiary or estate, as the case may be. For purposes of this Section 12.1, the Fair Market Value shall be determined as of the following dates: (i) the date on which restrictions lapse for Restricted Shares or Restricted Share Units, (ii) the end of the Performance Period for Performance Units, (iii) the maturity date for Equity Awards other than Restricted Share Units or Performance Units, or (iv) in any case, such other dates as the Committee may determine.

12.2  Tax Withholdings.  Subject to such terms and conditions as may be established by the Committee, the Participant shall pay to Entergy any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to an Award of Options, SARs, Restricted Shares, Performance Units, Equity Awards, or Other Stock-Based Awards under this Plan promptly upon notification of the amounts due. The Committee may permit the withholding amount required to be paid by the Participant to be satisfied by cash, or shares of Common Stock that otherwise would be distributed to the Participant upon exercise of an Award, or a combination of both. Such amount withheld shall not exceed the minimum statutory withholding requirements applicable to the Participant. Shares related to that portion of an Award used for the payment of withholding taxes shall not again be available for Awards under the Plan.

12.3  Legal and Other Requirements.  The obligation to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by Entergy. Certificates for shares of Common Stock issued hereunder may be legended as the Committee shall deem appropriate. Entergy and the Committee reserve the right to restrict, in whole or in part, the delivery of Common Stock or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Stock or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing. Under no circumstances shall Entergy be required to net-cash settle any Award because sufficient registered and authorized shares of Common Stock are not available.

12.4  Award Agreements.  All Awards shall be documented in a written or electronic agreement in a form approved by the Committee, which shall include the terms and conditions of the Award.

12.5  Beneficiaries.  The Participant may designate one or more beneficiaries who shall be entitled to exercise the Participant’s rights hereunder following the death of the Participant. Such designation shall be made on a form supplied by the Committee. In the absence of a valid beneficiary designation, the Participant’s rights hereunder shall pass pursuant to the Participant’s will or by the applicable laws of descent and distribution.

12.6  Non-Transferability.  Awards granted under this Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order (“QDRO”) as defined in the Code. Awards may be exercised or settled during the lifetime of the Participant only by the Participant (or the Participant’s alternate payee pursuant to a QDRO) or by the Participant’s or alternate payee’s guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award, or levy of attachment or similar process upon the Award not specifically permitted herein shall be null and void and without effect.

12.7  Effect on Other Plans.  Awards may be granted singly, in combination or in tandem (except where prohibited by applicable law) and may be made in combination or tandem with, or as alternatives to, awards or grants under any other employee plan maintained by a System Company; provided that the adoption of the Plan shall have no effect on awards made or to be made pursuant to other stock plans covering the employees of any System Company or successors thereto. Awards under the Plan shall not constitute earnings for purposes of any pension plan covering employees of any System Company except as otherwise expressly provided in any such pension plan.

12.8  No Entitlements.  A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of Entergy, the Committee, or any other entity or individual to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

12.9  No Right to Employment or Service.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of Entergy or any System Company. Entergy and each System Company reserves the right to terminate the services of any person at any time, and for any reason, subject to applicable laws, Entergy’s Certificate of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or terminated by its terms or to any future Awards.

12.10  Recoupment Policy.  All Awards made under this Plan shall be subject to Entergy’s Policy Regarding Recoupment of Certain Compensation, as adopted by the Board at its meeting held on December 2, 2010; provided, however, that if the Recoupment Policy is amended from time to time, then any Awards under this Plan shall be subject to the terms of such Recoupment Policy as in effect on the grant date of such Award.

12.11  Notices.  Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to Entergy on the date it is personally delivered to the Secretary of Entergy at its principal executive offices or three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to a Participant on the date it is personally delivered to him or three business days after it is sent by registered or certificate mail, postage prepaid, addressed to him at the last address shown for him on the records of Entergy and its subsidiaries.

12.12  Applicable Law.  All questions pertaining to the validity, construction and administration of the Plan and rights and benefits granted hereunder shall be determined in conformity with the laws of the State of Delaware, to the extent not preempted or controlled by the laws of the United States and regulations thereunder.

12.13  Funding.  The Plan shall be totally unfunded. No Participant shall have any interest in any fund or specific asset of any System Company by reason of the Plan.

12.14  Timing and Form of Payment.

(a) Notwithstanding any Plan provision to the contrary, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment under this Plan shall be treated as a separate payment for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. To the extent Code Section 409A might otherwise be applicable, payments under this Plan shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., payable under the schedule prior to March 15 of the calendar year following the calendar year of substantial vesting), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii).

(b) Notwithstanding any Plan provision to the contrary, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A and only to the extent Code Section 409A is applicable, if a Participant is a Specified Employee at the time of his “separation from service” within the meaning of Code Section 409A and Awards become payable to the Participant under this Plan by reason of such separation from service, then such Awards shall not be paid to the Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service, or (ii) the date of the Participant’s death. If distribution is delayed pursuant to this Subsection 12.15(b), the delayed distribution amount shall continue to be credited with investment returns during the period of delay as if such amount, at the election of the Participant, remained invested under the Plan or under one or more of the deemed investment funds (as designated from time-to-time in advance by the Committee or its delegate) made available under the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (“EDCP”). Immediately following the earlier of the Participant’s six-month delay period or the Participant’s death, the full amount of the Participant’s delayed distribution, including investment returns deemed credited pursuant to this Subsection 12.15(b), shall be distributed in a single payment to the Participant or to his Beneficiary, as applicable. Any payments that are delayed pursuant to this Subsection shall be paid by the Employer in the seventh month after the date the Participant “separates from service.”

ARTICLE XIII

CHANGE IN CONTROL

13.1  Accelerated Vesting/Severance Payment.  Notwithstanding any Plan provision to the contrary, but subject to any federal securities law restrictions on sale and exercise, if within 24 months following the effective date of a Change in Control, a Participant’s System employment is terminated by the System Companies without Cause or by Participant with Good Reason (such that the Participant is no longer employed by any System Company), the following shall apply:

(a) with respect to Restricted Shares or other Awards subject to restrictions and issued under the Plan and outstanding as of the effective date of the Change in Control, all restrictions imposed hereunder shall lapse effective as of the date Participant’s System employment is terminated;

(b) if during a Performance Period(s) applicable to a Performance Award granted under the Plan, and except to the extent otherwise paid in accordance with the terms of a Participant’s individual agreement, if applicable, a Participant shall forfeit the Performance Award and instead shall be entitled to receive a single-sum payment calculated using the average annual number of performance shares or performance units, as applicable, the Participant would have been entitled to receive under the Plan with respect to the two most recent Performance Periods that precede and do not include the Participant’s date of termination of System Company employment. Such severance payment shall be determined by dividing by two the sum of the Participant’s annual target pay out levels (i.e., as if target performance under the Award was obtained) with respect to such two most recent Performance Periods; and

(c) any Options outstanding as of the effective date of the Change in Control that are not vested shall become fully vested and exercisable as of the date Participant’s System employment is terminated, and any such vested and exercisable Options may be exercised within the remaining term of the Option Award. Notwithstanding the foregoing, Incentive Stock Options shall be subject to the limitations under Section 422 of the Code including, without limitation, the applicable time limitations.

13.2  Source of Payments.  Within thirty (30) days following the date of a Change in Control, or at such other time as the System Company may determine in its complete discretion, a System Company may make a single irrevocable lump sum contribution to the Trust for Deferred Payments of Entergy Corporation and Subsidiaries (“Trust”) pursuant to the terms and conditions described in such Trust. To the extent such a Trust is created, it shall be a “grantor” trust under the Internal Revenue Code, and the establishment and funding of such Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted. Notwithstanding the foregoing, any contributions to the Trust by a System Company during a “restricted period” (within the meaning of Code Section 409A(b)(3)(B) for the purposes of paying deferred compensation to an applicable “covered employee” (within the meaning of Code Section 409A(b)(3)(D)(i)) shall not be added to the principal but shall be held by the trustee to be returned to the System Company (together with any earnings thereon) upon the System Company’s providing to the trustee a written certification, signed by the actuarial consulting firm which prepared the actuarial report filed with the most recent Form 5500 annual report for Entergy’s tax-qualified defined benefit plans, that the deposit was made during a restricted period for the purposes of paying deferred compensation to an applicable covered employee.

ARTICLE XIV

DEFERRAL ELECTIONS

14.1  Additional Definitions.  Additional definitions set forth in other Sections of this Article XIV shall apply to all provisions of this Article XIV unless otherwise indicated.

14.2  Code Section 409A.  The Committee shall determine the manner and the extent to which System Management Participants may defer the receipt of certain Awards granted to them under this Plan. The terms and conditions of such deferral opportunities shall be set forth in the Participant’s Award Agreement. To the extent that any Award under this Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Code Section 409A, the terms and administration of such Award shall comply with the provisions of such Section and final Treasury Regulations issued thereunder and, to the extent necessary, shall be modified, replaced, or terminated, in the discretion of the Committee. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award may be or become subject to Code Section 409A, Entergy may adopt such amendments to the Plan and the affected Award Agreement (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exclude or exempt the Plan and any Award Agreement from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Code Section 409A.

14.3  Deferral under the Executive Deferred Compensation Plan.  Subject to the terms and conditions of the EDCP, and in accordance with the terms of the applicable Equity Award agreement, Equity Awards otherwise payable to Participants under this Plan may be deferred under the EDCP.

14.4  Deferral Elections.

(a) Subject to the Deferral Election requirements set forth in this Article XIV and such other rules, regulations, and procedures as established by the Committee (or its delegate) from time to time, a System Management Participant may elect to defer (an “Initial Deferral Election”) Restricted Share Units, Performance Units or Incentive Compensation under the Executive Annual Incentive Plan (“EAIP”) used to purchase Equity Awards in accordance with Section 8.1 (“EAIP Equity Awards”) (collectively, “Deferrable Benefits”). Each Initial Deferral Election shall be made in such form as the Committee may require, but in any event shall be made: (1) on or before thirty (30) days following the grant date of the Restricted Share Units and shall be effective only with respect to Restricted Share Units that vest upon completion of at least twelve (12) months of service after the date of the System Management Participant’s Initial Deferral Election; (2) no later than twelve (12) months before the end of the Performance Period for which the Performance Units are earned, provided such Performance Units are “performance-based compensation” for purposes of Code Section 409A; and (3) prior to the beginning of the calendar year with respect to which the Incentive Compensation used to purchase EAIP Equity Awards is earned. Any such Initial Deferral Election shall apply only to the specified Award payable with respect to a single Performance Period or service period, as applicable, and shall not have any continuing deferral effect or application as to Awards payable for any future Performance Periods or service periods. That is, a separate Initial Deferral Election must be made with respect to each Award payable for each Performance Period and each service period, as applicable.

(b) Subject to the applicable Deferral Election requirements set forth in this Article XIV and such other rules, regulations and procedures as may be established by the Committee from time to time, a System Management Participant may elect, pursuant to a subsequent election as to specified Awards previously deferred hereunder (a “Successive Deferral Election”), to irrevocably delay the payment of such specified Awards to a specified payment date; provided that (1) such Successive Deferral Election shall not take effect until at least twelve (12) months after the date on which the Successive Deferral Election is made, (2) the payment of the Awards with respect to which the Successive Deferral Election is made shall be deferred for a period of not less than five (5) years from the date such previously deferred Awards would otherwise have been paid, and (3) such Successive Deferral Election shall be made not less than twelve (12) months before the date the payment is scheduled to be paid. A Successive Deferral Election shall be in such form as the Committee may require.

(c) A System Management Participant shall lose his eligibility to make Initial Deferral Elections and/or Successive Deferral Elections under the Plan on the earliest of the following events: (1) termination of System employment; (2) loss of System Management Participant status; or (3) written revocation of System Management Participant status (for purposes of this Article XIV) based on a false or misleading statement or representation made by the System Management Participant to the Committee in the exercise of any and all rights, options or directions available to the System Management Participant under the terms of the Plan. That is, by way of illustration and without limiting the breadth of the foregoing, if the System Management Participant makes a willful and deliberate misrepresentation to the Committee as a means for qualifying for, or obtaining, a Financial Hardship Distribution under Section 14.10(b), such System Management Participant shall be subject to immediate loss of continued System Management Participant status under this Article XIV, except to the extent of any undistributed Awards previously deferred by him under the Plan. Further, any willful or deliberate misrepresentation made by a System Management Participant shall subject him to disciplinary actions, including discharge, by the Employer, or the right of the Committee to demand and recover from the System Management Participant any amounts distributed to him based on any such false or misleading statements or misrepresentations.

14.5  Deferred Amount; Deferral Receipt Date.  Each Deferral Election may defer receipt of any Deferrable Benefit, which may be less than the entire amount of such Deferrable Benefit (a “Deferred Amount”). Each Deferred Amount may be expressed as a number of units or a percentage of the total of such Deferrable Benefit due the System Management Participant. Receipt of each Deferred Amount may be deferred to such date or dates as the System Management Participant shall specify in his Deferral Election (each, a “Deferral Receipt Date”), provided that:

(a) a Deferral Receipt Date pursuant to an Initial Deferral Election shall be not less than two (2) years following the date on which the Deferred Amount would otherwise be paid to the System Management Participant;

(b) a Deferral Receipt Date pursuant to a Successive Deferral Election shall be not less than five (5) years following the date on which the previously Deferred Amount would otherwise be paid to the System Management Participant; and

(c) the Deferral Receipt Date shall in no event be later than the date on which the System Management Participant terminates employment.

14.6  Deferral Election Procedure.  Each Deferral Election shall be effective upon its execution and delivery to the Committee (or its delegate), provided such delivery is made in accordance with the time or times specified in Section 14.4. Once made, a Deferral Election may not be revoked or modified. With respect to all System Management Participants, the Committee shall have the sole and exclusive authority and discretion, subject to compliance with Code Section 409A, to establish rules, regulations and procedures for the execution and delivery of any Deferral Election and may condition such elections in any manner that the Committee deems necessary, appropriate, or desirable.

14.7  Forfeiture of Deferred Amounts.  Each Deferral Election (including any Successive Deferral Election) shall remain subject to limitations or forfeitures of benefits for (a) breach of any of the conditions of receipt of any Award under the Plan and (b) failure of System Management Participant to satisfy any of the conditions necessary to receipt of any Deferrable Benefit.

14.8  Payment of Deferred Amounts.

(a) Commencing with the effective date of a System Management Participant’s Deferral Election and until the corresponding Deferral Receipt Date, the applicable Deferred Amount shall be either: (i) accounted for as units (including fractional units) of Common Stock, the number of such units being based on the value of a share of Common Stock on the effective date of such Deferral Election, or (ii) deferred into such deemed investment options, if any, under the EDCP as the Committee or its delegate deems appropriate. Units that are the subject of such Deferral Election shall be credited with Dividend Equivalents in an amount equal to all dividends paid with respect to a share of Common Stock during the Deferral Election period and, if applicable, any Successive Deferral Election period(s). All Dividend Equivalents will be reinvested in additional units as of the payment date of the dividend in respect of which they are awarded. If the Participant has chosen to keep the Deferred Amount in Units, as soon as reasonably practicable following the System Management Participant’s Deferral Receipt Date with respect to a Deferred Amount, the Employer shall pay to the System Management Participant in cash an amount equal to (i) the Fair Market Value of a share of Common Stock on the Deferral Receipt Date, multiplied by the number of units then credited to the System Management Participant’s account (including units awarded in respect of reinvested Dividend Equivalents) with respect to such Deferred Amount, less (ii) all applicable estimated federal and state income and employment tax amounts required to be withheld in connection with such payment.

(b) Notwithstanding any Plan provision to the contrary, if a System Management Participant is a Specified Employee at the time of his “separation from service” within the meaning of Code Section 409A and benefits become payable to the System Management Participant under this Plan by reason of such separation from service, then such benefits shall not be paid to the System Management Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the System Management Participant’s separation from service, or (ii) the date of the Participant’s death. If distribution is delayed pursuant to this Subsection 14.8(b), the delayed distribution amount shall continue to be credited with investment returns during the period of delay as if such amount, at the election of the System Management Participant, remained invested under the Plan or under one or more of the deemed investment funds (as designated from time-to-time in advance by the Committee or its delegate) made available under the EDCP. Immediately following the earlier of the Participant’s six-month delay period or the Participant’s death, the full amount of the Participant’s delayed distribution amount, including investment returns deemed credited pursuant to this Subsection 14.8(b), shall be distributed in a single-sum payment to the Participant or to his Beneficiary, as applicable. Any payments that are delayed pursuant to this Subsection shall be paid by the Employer in the seventh month after the date the System Management Participant “separates from service.”

14.9  Acceleration of Deferred Amounts.

(a) Acceleration on Death.  Notwithstanding an irrevocable Deferral Election (including any Successive Deferral Election), if a System Management Participant dies, all of System Management Participant’s outstanding Deferral Receipt Dates shall be accelerated, and the entirety of System Management Participant’s Deferred Amounts (net of any amounts required to be withheld for federal and state taxes) shall be paid in a single-sum distribution to the System Management Participant’s beneficiary as soon as reasonably practicable following the death of the System Management Participant and in any event no later than the end of the calendar year in which the System Management Participant’s death occurs, or, if later, the 15th day of the third month immediately following the death of the System Management Participant.

(b) Hardship Distributions.  Notwithstanding any other provision of this Plan to the contrary, at any time a System Management Participant may apply to the Committee for a special distribution of all or any part of his Deferred Amounts valued as of the date of his application on account of an Unforeseeable Emergency (a “Financial Hardship Distribution”). For this purpose, “Unforeseeable Emergency” means, in each case determined in accordance with Code Section 409A and regulations thereunder, a severe financial hardship to the System Management Participant resulting from an illness or accident of the System Management Participant, the System Management Participant’s spouse or the System Management Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)); loss of the System Management Participant’s property due to casualty; or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the System Management Participant. Financial Hardship distributions shall be subject to the following conditions:

(i) Any such distribution shall not be for a greater amount than the amount reasonably necessary to satisfy the Unforeseeable Emergency (including applicable income taxes and penalties reasonably expected to result from the withdrawal), and shall be subject to approval by the Committee or its delegate. The Committee or its delegate shall consider the circumstances of each such case and the best interest of the System Management Participant and his family and shall have the right, in its or his sole discretion to allow such Financial Hardship Distribution, or if applicable, to direct a distribution of part of the amount requested or to refuse to allow any distribution.

(ii) Upon determination that such a Financial Hardship Distribution shall be granted, the System Management Participant’s Employer shall make the appropriate distribution to the System Management Participant from its general assets in respect of the System Management Participant’s Deferred Amounts and

the Committee shall accordingly reduce or adjust the Deferred Amounts credited to the System Management Participant. In no event shall the aggregate amount of the Financial Hardship Distribution exceed the full value of the System Management Participant’s Deferred Amounts. For purposes of this Section, the value of the System Management Participant’s Deferred Amounts shall be determined as of the date of the System Management Participant’s application for the special distribution.

(iii) The Committee or its delegate shall consider any requests for payment under this provision on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Code Section 409A and the regulations thereunder. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such hardship is or may be relieved: through reimbursement or compensation by available insurance or otherwise, by liquidation of the System Management Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by the additional compensation that will be available to the System Management Participant as a result of the suspension of System Management Participant deferrals.

(iv) The withdrawal shall be paid in the form of a single-sum cash payment five (5) days following the approval of the withdrawal by the Committee or its delegate or at such later time as permitted under Code Section 409A and the regulations thereunder. In the event a System Management Participant receives a Financial Hardship Distribution pursuant to this Subsection 14.9(b), his current deferrals under the Plan will automatically cease. The System Management Participant may apply to the Committee to resume deferrals with respect to Plan Years beginning on or after the January 1 following the date of such cessation of deferrals, provided, that the Committee shall approve such resumption only if the Committee determines that the System Management Participant is no longer incurring the Unforeseeable Emergency for which the Financial Hardship Distribution was approved. Any application to resume Deferral Elections must be made in accordance with the Deferral Election procedures set forth in this Article XIV.

14.10  Unfunded Plan.  In the case of Deferred Amounts credited to a System Management Participant under the Plan, no actual Common Stock or units in the respective Investments Funds under the EDCP shall be purchased at the time of the deferrals, and Entergy Corporation, the Employer, and the Plan, or any one of them, shall not be required to set aside a fund or assets for the payment of any such Deferred Amounts. It is a condition of the Plan, and the System Management Participant expressly agrees, that neither he nor any other person or entity shall look to any other person or entity other than the Employer for the payment of benefits under the Plan. The System Management Participant or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Employer set forth herein. Nothing in this Plan shall be construed to give the System Management Participant or any such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by Entergy Corporation or the Employer or in which Entergy Corporation or the Employer may have any right, title or interest now or in the future. However, the System Management Participant or any such person or entity shall have the right to enforce his claim against the Employer in the same manner as any other unsecured creditor of the Employer.

14.11  Employer Liability.  At its own discretion, a System Company employer may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for future benefit payments under the Plan. However, (a) a System Company employer shall be under no obligation to fund the benefits provided under this Plan; (b) the investment of System Company employer funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the System Company may choose. Nothing stated herein shall prohibit a System Company employer from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that any such System Management Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof. An Employer reserves the right, in its sole discretion, to establish or participate in and maintain a rabbi trust to hold assets that may be used to cover the Employer’s costs of the Plan including, without limitation, a rabbi trust that provides for the actual investment of Deferred Amounts in the respective investments as available to the Employer, on the same basis as the deemed investment directions made by the System Management Participant.

ENTERGY CORPORATION 639 LOYOLA AVENUE NEW ORLEANS, LA 70113	VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M32708-P09995	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED		DETACH AND RETURN THIS PORTION ONLY

ENTERGY CORPORATION
The Board of Directors recommends that you vote FOR all of the nominees:
1.	Election of Directors		For	Against	Abstain
	1a.	M.S. Bateman	☐	☐	☐
	1b.	G. W. Edwards	☐	☐	☐
	1c.	A. M. Herman	☐	☐	☐
	1d.	D. C. Hintz	☐	☐	☐
	1e.	J. W. Leonard	☐	☐	☐
	1f.	S. L. Levenick	☐	☐	☐
	1g.	B. L. Lincoln	☐	☐	☐
	1h.	S. C. Myers	☐	☐	☐
	1i.	W. A. Percy, II	☐	☐	☐
	1j.	W. J. Tauzin	☐	☐	☐
	1k.	S. V. Wilkinson	☐	☐	☐

The Board recommends that you vote FOR the following proposals:		For	Against	Abstain
2.	Ratification of selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2011.	☐	☐	☐

3.	Approval of Advisory Vote on Executive Compensation.	☐	☐	☐

The Board recommends that you vote for one year:
4.	Recommend Frequency on Advisory Vote on Executive Compensation.	1 year ☐	2 years ☐	3 years ☐	Abstain ☐

The Board recommends that you vote FOR the following proposal:		For	Against	Abstain
5.	Approval of the 2011 Entergy Corporation Equity Ownership and Long Term Cash Incentive Plan.	☐	☐	☐
NOTE: Such other business as may properly
come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and our 2010 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2010_publications.aspx.

M23709-P09995

ENTERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE 2011 ANNUAL MEETING OF
SHAREHOLDERS, MAY 6, 2011
The undersigned hereby appoints J. Wayne Leonard, Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2011 Annual Meeting of Shareholders to be held on May 6, 2011, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.
Continued and to be signed on reverse side